UNITED STATES
SECURITY AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ______ )

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TANGER FACTORY OUTLET CENTERS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TANGER FACTORY OUTLET CENTERS, INC.

3200 NORTHLINE AVENUE, SUITE 360

GREENSBORO, NORTH CAROLINA 27408

PHONE:  336-292-3010

E-MAIL:  tangermail@tangeroutlet.com

NYSE: SKT

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

to be held on May 14, 2010

Dear Shareholders:

On behalf of the Board of Directors, I cordially invite you to attend the 2010 Annual Meeting of Shareholders of Tanger Factory Outlet Centers, Inc. to be held on Friday, May 14, 2010 at 10 o'clock a.m. at our corporate office at 3200 Northline Avenue, Suite 360, Greensboro, North Carolina, (336) 292-3010, for the following purposes:

1.

To elect the seven directors named in the attached proxy statement to serve for the ensuing year;

2.

To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010;

3.

To amend the Amended and Restated Incentive Award Plan to increase the aggregate number of shares authorized for issuance under the plan from 6,000,000 shares to 7,700,000 shares and to increase the annual individual award limit from 120,000 shares to 360,000 shares for equity awards and from $1,000,000 to $2,000,000 for cash performance awards;

4.

To transact such other business as may properly come before the meeting or any adjournment(s) thereof.

Only common shareholders of record at the close of business on March 18, 2010 will be entitled to vote at the meeting or any adjournment(s) thereof.  Information concerning the matters to be considered and voted upon at the Annual Meeting is set out in the attached Proxy Statement.

It is important that your shares be represented at the Annual Meeting regardless of the number of shares you hold and whether or not you plan to attend the meeting in person.  Please vote by internet or telephone as instructed in the Notice Regarding the Availability of Proxy Materials and on the proxy card, or (if you received printed proxy materials) complete, sign and date the enclosed proxy card and return it as soon as possible in the accompanying envelope.  This will not prevent you from voting your shares in person if you subsequently choose to attend the meeting.

Sincerely,

Frank C. Marchisello, Jr.

Executive Vice President,

Chief Financial Officer and Secretary

March 31, 2010

TABLE OF CONTENTS

GENERAL INFORMATION	1
PROPOSAL 1 – ELECTION OF DIRECTORS	3
EXECUTIVE COMPENSATION	10
REPORT OF THE COMPENSATION COMMITTEE	19
2009 SUMMARY COMPENSATION TABLE	20
2009 GRANT OF PLAN BASED AWARDS	21
OUTSTANDING EQUITY AWARDS AT YEAR END 2009	22
OPTIONS EXERCISES AND COMMON SHARES VESTED IN 2009	23
EQUITY COMPENSATION PLAN INFORMATION	23
EMPLOYMENT CONTRACTS	24
POTENTIAL PAYMENTS ON TERMINATION OR CHANGE IN CONTROL	25
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	29
CERTAIN RELATIONSHIPS AND RELATED PARTY INFORMATION	32
PROPOSAL 2 – RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	32
REPORT OF THE AUDIT COMMITTEE	33
PROPOSAL 3 – AMENDMENT TO THE INCENTIVE AWARD PLAN	35
OTHER MATTERS	40

TANGER FACTORY OUTLET CENTERS, INC.

3200 NORTHLINE AVENUE, SUITE 360

GREENSBORO, NORTH CAROLINA   27408

PHONE:  336-292-3010

E-MAIL:  tangermail@tangeroutlet.com

NYSE:  SKT

____________

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

to be held on May 14, 2010

GENERAL INFORMATION

The Board of Directors of Tanger Factory Outlet Centers, Inc. (NYSE:SKT) is soliciting your proxy for use at the Annual Meeting of Shareholders of the Company to be held on Friday, May 14, 2010.

Unless the context indicates otherwise, the term “Company” refers to Tanger Factory Outlet Centers, Inc., the term “Board” refers to our Board of Directors, the term “meeting” refers to the Annual Meeting of Shareholders of the Company to be held on May 14, 2010, and the term “Operating Partnership” refers to Tanger Properties Limited Partnership.  We are a self-administered and self-managed real estate investment trust (referred to as a “REIT”).  Our outlet centers and other assets are held by, and all of our operations are conducted by, the Operating Partnership.  Accordingly, the descriptions of our business, employees and properties are also descriptions of the business, employees and properties of the Operating Partnership.  The terms “we”, “our” and “us” refer to the Company or the Company and the Operating Partnership together, as the context requires.

Pursuant to rules of the United States Securities and Exchange Commission (referred to as the “SEC”), we are providing our shareholders with access to our Notice of Annual Meeting of Shareholders, Proxy Statement and proxy card (referred to as the “proxy materials”) and Annual Report for the year ended December 31, 2009 (referred to as the “Annual Report”) over the internet.  Because you received by mail a Notice Regarding the Availability of Proxy Materials, including a notice of Annual Meeting of Shareholders (referred to as the “Notice”), you will not receive a printed copy of the proxy materials unless you have previously made a permanent election to receive these materials in printed form. Instead, all shareholders will have the ability to access the proxy materials and Annual Report by visiting the website at http://www.edocumentview.com/SKT.  Instructions on how to access the proxy materials over the internet or to request a printed copy may be found on the Notice.  In addition, all shareholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis.

We anticipate that our proxy statement and proxy card will be available to shareholders on or about March 31, 2010.

Date, Time and Place

We will hold the meeting on Friday, May 14, 2010 at 10 o'clock a.m. at our principal executive offices located at 3200 Northline Avenue, Suite 360, Greensboro, North Carolina 27408, (336) 292-3010, subject to any adjournments or postponements.

Who Can Vote; Votes per share

All holders of record of our common shares, par value $.01 per share (referred to as the “Common Shares”) as of the close of business on the record date, March 18, 2010, are entitled to attend and vote on all proposals at the meeting.  Each Common Share entitles the holder thereof to one vote.  At the close of business on March 18, 2010, Common Shares totaling 40,469,662 were issued and outstanding.

How to Vote

Shareholder of Record—granting a proxy

If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the shareholder of record with respect to those shares and these proxy materials are being sent directly to you by the Company. As the shareholder of record, you have the right to vote in person at the annual meeting or to vote by proxy.

If you wish to vote by proxy, you may vote using the internet, by telephone, or (if you received printed proxy materials) by completing a proxy card and returning it by mail in the envelope provided. When you vote by proxy, you authorize our officers listed on the proxy card to vote your shares on your behalf as you direct.

If you sign and return a proxy card, or vote using the internet or by telephone, but do not provide instructions on how to vote your shares, the designated officers will vote on your behalf FOR each of the individuals nominated to serve as directors, FOR ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010, and FOR the amendment to the Amended and Restated Incentive Award Plan.

Beneficial Owner—voting instructions

If  your shares are held in a brokerage account or by a bank or other nominee, the broker, bank or nominee is considered, with respect to those shares, the shareholder of record.  You are considered the beneficial owner of shares held in street name.  If you are a beneficial owner but not the shareholder of record, your broker, bank or nominee will vote your shares as directed by you.  If you wish to vote your shares in person at the annual meeting you must obtain a proxy from your broker, bank or nominee giving you the right to vote the shares at the meeting.

If your shares are held in street name by a broker, bank or other nominee, you may direct your vote by submitting your voting instructions to your broker, bank or other nominee.  Please refer to the voting instructions provided by your account manager.  Your broker, bank or nominee must vote your shares as you direct. Under a recent rule change, if your shares are held by your broker and you do not give your broker voting instructions, your shares will not be voted with respect to the election of our directors or the amendment of the Amended and Restated Incentive Award Plan.  Therefore, to be sure your shares are voted on these matters, please instruct your broker, bank or other nominee as to how you wish it to vote.  Your broker does, however, continue to have discretionary authority to vote on ratification of independent auditors, and may do so when you have not provided instructions on that matter.

Quorum and Voting Requirements

Under our By-Laws and North Carolina law, shares represented at the meeting by proxy for any purpose will be deemed present for quorum purposes for the remainder of the meeting.  Directors will be elected by the vote of a plurality of the votes cast by the Common Shares entitled to vote in the election, provided that a quorum is present.  Accordingly, Common Shares which are present at the meeting for any other purpose but which are not voted in the election of directors will not affect the election of the candidates receiving a plurality of the votes cast by the Common Shares entitled to vote in the election at the meeting.  Proposal #2 will be approved if the votes cast favoring the proposal exceed the votes cast opposing the proposal. Abstentions, broker non-votes and shares which are present at the meeting for any other purpose but which are not voted on a particular proposal will not affect the outcome of the vote on Proposal #2.  Under rules of the New York Stock Exchange (referred to as “NYSE”), Proposal #3 will be approved by the affirmative vote of a majority of the votes cast, provided that the total votes cast on the proposal represent more than 50% of the outstanding Common Shares entitled to vote on the proposal. Abstentions and broker non-votes will not count as votes cast with respect to Proposal #3.  Any other proposal to come before the meeting will be approved if the votes cast favoring the proposal exceed the votes cast opposing the proposal unless the North Carolina Business Corporation Act requires that the proposal be approved by the affirmative vote of a percentage of the votes entitled to be cast on the proposal.

Revocation of Proxies

You may revoke your proxy at any time before it is voted.  If you hold your shares in your own name as a shareholder of record, you may revoke your proxy or change your vote in any of the following ways:

•

by signing and submitting a new proxy card;

•

by submitting new votes through internet or telephone voting;

•

by delivering to the Secretary of the Company written instructions revoking your proxy; or

•

by attending the meeting and voting in person.

You cannot revoke your proxy by merely attending the meeting.  If you dissent, you will not have any rights of appraisal with respect to the matters to be acted upon at the meeting.

If your shares are held in street name by a broker, bank or other nominee, you may revoke your voting instructions by submitting new voting instructions to the broker or other nominee who holds your shares.

Proxy Solicitation

We are making this solicitation and will pay the entire cost of preparing and distributing the Notice, proxy materials and Annual Report and of soliciting proxies from the holders of our Common Shares.  If you choose to access the proxy materials and Annual Report and/or vote over the internet, you are responsible for any internet access charges you may incur.  We have retained the services of Georgeson Inc. to assist us in the solicitation of proxies for a fee of $6,500 plus out of pocket expenses.  Our directors, officers and employees may, but without compensation other than their regular compensation, also solicit proxies by telephone, telegraph, fax, e-mail or personal interview.  We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending the Notice, proxy materials and Annual Report to shareholders.

PROPOSAL 1

ELECTION OF DIRECTORS

Our By-Laws provide that directors be elected at each Annual Meeting of Shareholders.  Pursuant to such By-Laws, our Board has fixed the number of directors to be elected at this year’s meeting at seven.  Each of the seven nominees for director designated below is presently a director of the Company.  It is expected that each of these nominees will be able to serve, but if any such nominee is unable to serve for any reason, the proxies reserve discretion to vote or refrain from voting for a substitute nominee or nominees.   All of our directors serve terms of one year or until the election of their respective successors.

 Board Diversity and Nominee Qualifications

The Board prefers a mix of backgrounds and experience among its members.  We do not follow any ratio or formula to determine the appropriate mix.  Rather, the Nominating and Corporate Governance Committee uses its judgment to identify nominees whose viewpoints, backgrounds, experience and other demographics, taken as a whole, contribute to the high standards of Board service at the Company.

The biographical description below for each nominee includes the specific experience, qualifications, attributes and skills that led to the conclusion by the Board of Directors that such person should serve as a director of the Company. Each of our director nominees has achieved an extremely high level of success in his or her career. In these positions, each has been directly involved in the challenges relating to setting the strategic direction and managing the financial performance, personnel and processes of large, public companies. Each has had exposure to effective leaders and has developed the ability to judge leadership qualities. Each of them, other than the Company’s Chief Executive Officer (referred to as “CEO”), has experience in serving as an executive officer or on the board of directors of at least one other major corporation, both of which provides additional relevant experience on which each nominee can draw.

Information Regarding Nominees (as of March 1, 2010)

Name	Age	Present Principal Occupation or Employment and Five-Year Employment History

Jack Africk	81

Interim Non-Executive Chairman of the Board since September 1, 2009 and Director of the Company since June 4, 1993.  Managing Partner of Evolution Partners, LLC, a consulting company, since June 1993.  Director, since October 1997, and Vice Chairman of the Board of Directors, since April 2007, of North Atlantic Trading Company, Inc. (referred to as “NATC”), which, through its subsidiaries manufactures, distributes and markets tobacco products.  Director, since October 1997, and Vice Chairman of the Board of Directors, President and Chief Executive Officer, since April 2007, of North Atlantic Holding Company, Inc., (referred to as “NAHC”), the corporate parent of NATC.  Mr. Africk previously served as President and Chief Operating Officer of both NATC and NAHC from January 1998 to December 1998.

Mr. Africk has nearly 17 years experience on our Board and extensive knowledge of our Company. He also has extensive involvement in serving on corporate boards and working on a range of board committees (frequently as committee chairman). He has more than 45 years of business experience managing large multinational corporations, much of it in the capacity as either a CEO or senior executive officer.

Steven B. Tanger	61

Director of the Company since May 13, 1993.  President and Chief Executive Officer since January 1, 2009. President and Chief Operating Officer from January 1995 to December 2008; Executive Vice President from 1986 to December 1994.

Mr. Tanger joined the Company’s predecessor in 1986 and is the son of Stanley K. Tanger.  Together with his father, Mr. Tanger has helped develop the Company into a portfolio of 31 wholly owned and 2 partially owned outlet centers comprising over 10.2 million square feet. Mr. Tanger provides an insider’s perspective in Board discussions about the business and strategic direction of the Company and has experience in all aspects of the Company’s business.

William G. Benton	64

Director of the Company since June 4, 1993.  Chairman of the Board and Chief Executive Officer of Salem Senior Housing, Inc., a senior living facility operator, since May 2002.  Chairman of the Board and Chief Executive Officer of Diversified Senior Services Inc. from May 1996 to May 2002.  Chairman of the Board and Chief Executive Officer of Benton Investment Company since 1982.  Chairman of the Board and Chief Executive Officer of Health Equity Properties, Inc. from 1987 to September 1994.

Mr. Benton has nearly 17 years experience on our Board and has an extensive knowledge of our Company.  As Chairman and Chief Executive Officer of multiple public real estate companies, Mr. Benton has gained first-hand experience in managing large real estate organizations with ultimate management responsibility for the corporation’s financial performance and deployment of its capital.

Bridget Ryan Berman	49

Director of the Company since January 1, 2009.  Chief Executive Officer of Giorgio Armani Corp., the wholly-owned U.S. subsidiary of Giorgio Armani S.p.A., a provider of fashion and luxury goods products, from 2006 to 2007.  Vice President/Chief Operating Officer of Apple Computer Retail from 2004 to 2005.  Ms. Berman also held various executive positions with Polo Ralph Lauren Corporation, including Group President of Polo Ralph Lauren Global Retail, from 1992 to 2004 and various capacities at May Department Stores, Federated Department Stores, and Allied Stores Corp. from 1982 to 1992.  In addition, Ms. Berman was a member of the board of directors, and served on the audit committee for J. Crew Group, Inc. from 2005 to 2006.

Ms. Berman has over 25 years experience in the retail business and as a senior level executive has helped oversee the strategies and operations of some of the leading fashion and luxury goods groups in the world.  Ms. Berman’s extensive experience in apparel and retailing enables her to provide invaluable insight into the environment in which the Company operates.

Thomas E. Robinson	62

Director of the Company since January 21, 1994.  Senior Advisor of Stifel, Nicolaus & Company (formerly Legg Mason Wood Walker, Inc.), a financial services firm, since March 2009. Managing Director of Stifel, Nicolaus and Company from June 1997 to March 2009.  Director (May 1994 to June 1997), President (August 1994 to June 1997) and Chief Financial Officer (July 1996 to June 1997) of Storage USA, Inc.  Mr. Robinson has also been a director of BRE Properties, Inc. since 2007 and was a trustee of CenterPoint Properties Trust from December 1993 until the trust was acquired in March 2006.  He is a former member of the board of governors of the National Association of Real Estate Investment Trusts (or “NAREIT”).  In November 2009, NAREIT selected him to receive its Industry Achievement Award for his wisdom, expertise and service to the REIT industry.

Mr. Robinson has 16 years experience on our Board and extensive knowledge of our Company.  As an investment banker and investment advisor, Mr. Robinson possesses significant expertise in the operation of capital markets and the evaluation of investment opportunities.  His service on audit committees of two other public real estate companies and as a President and Chief Financial Officer of a public real estate company give him extensive audit knowledge and experience in audit- and financial control-related matters.

Allan L. Schuman	75

Director of the Company since August 23, 2004.  Chairman of the Board of Ecolab, Inc., a provider of cleaning, food, safety and health protections products, from January 2000 to May 2006.  President and Chief Executive Officer of Ecolab from March 1995 to July 2004 and President and Chief Operating Officer from August 1992 to March 1995. Chairman of the Board, since 2008, and Director, since 2001, of The Schwan Food Company.

As Chairman and Chief Executive Officer of Ecolab, Mr. Schuman has first-hand experience in managing a large, multinational corporation focused on worldwide consumer markets, with ultimate management responsibility for the corporation’s financial performance and the deployment of its capital.

Stanley K. Tanger	86

Director since March 3, 1993. Chairman of the Board of Directors of the Company from March 3, 1993 to September 1, 2009. Chief Executive Officer from March 1993 to December 2008.

Mr. Tanger is the founder of the Company and opened one of the country’s first outlet shopping centers in Burlington, N.C. in 1981.  He was the founder and Chief Executive of the Company’s predecessor formed in 1981 until its business was acquired by the Company in 1993.  By the time of his retirement on September 1, 2009, Mr. Tanger was primarily responsible for growing the company from its inception to a portfolio of 31 wholly owned and 2 partially owned outlet centers comprising over 10.2 million square feet.  Mr. Tanger is the father of Steven B. Tanger.

Vote Required.  The nominees will be elected by the affirmative vote of the holders of a plurality of those votes cast at the meeting; provided that a quorum is present.  Accordingly, abstentions, broker non-votes and Common Shares present at the meeting for any other purpose but which are not voted on this proposal will not affect the outcome of the vote on the nominees.

Each nominee who was approved by the Nominating and Corporate Governance Committee for inclusion on the proxy card is standing for re-election.

THE BOARD RECOMMENDS THAT YOU VOTE FOR ALL OF THE NOMINEES SET FORTH ABOVE

Director Independence

Our Corporate Governance Guidelines and the listing standards of the NYSE require that a majority of our directors be “independent” and every member of the Board’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee be “independent,” in each case as such term is defined by the NYSE listing requirements. Generally, independent directors are those directors who are not concurrently serving as officers of the Company and who currently have no material relationship with us that may interfere with the exercise of their independence from management and the Company.  Our Board has affirmatively determined that the following nominees to our Board are “independent”, as that term is defined under the listing standards of the NYSE: Jack Africk, William G. Benton, Bridget Ryan Berman, Thomas E. Robinson and Allan L. Schuman.  We presently have seven directors, including these five independent directors.

In evaluating and determining the independence of the directors, the Board considered that in August 2009, the Company paid Stifel, Nicolaus & Company (“Stifel”), a firm in which Mr. Robinson serves as a senior advisor, for investment banking services in connection with the offering of 3,000,000 of our Common Shares. Stifel was one of nine firms participating in the offering.  The Board considered the dollar amount of the fees paid by the Company, the fact that Mr. Robinson is not an officer of or have any management responsibilities with Stifel, and the fact that Mr. Robinson did not benefit personally from Stifel’s receipt of these fees and determined that the fees were not required to be disclosed as a related party transaction under the federal securities laws and did not otherwise impair Mr. Robinson’s independence under NYSE guidelines or the independence rules under Rule 10A-3 of the Securities Exchange Act of 1934 (referred to as the “Exchange Act”).

Board Leadership Structure and Risk Oversight

Pursuant to our By-Laws and our Corporate Governance Guidelines, our Board determines the appropriate board leadership structure for our Company from time to time. As part of our annual Board self-evaluation process, we evaluate our leadership structure to ensure that the Board continues to believe that it provides the optimal structure for our Company and shareholders. We recognize that different board leadership structures may be appropriate for companies in different situations.

Prior to his retirement as our CEO as of December 31, 2008, Mr. Stanley K. Tanger, the Company’s founder, had served as our Chairman of the Board and CEO since March 1993.  Since January 1, 2009, we have operated under a board leadership structure with separate roles for our CEO and Chairman of the Board.  When Stanley K. Tanger resigned as Chairman of the Board as of September 1, 2009, the Board believed that the Company would continue to be best served by having separate individuals serve as Chairman of the Board and CEO in part because our CEO had been in the position for less than a year, and the Board believed that a new CEO would continue to benefit from an experienced Chairman of the Board.  As a result, the Board immediately appointed Mr. Jack Africk, our lead independent director since 1993, to serve as Interim Non-Executive Chairman of the Board.

Our current leadership structure permits the CEO to focus his attention on running our Company and permits the Chairman to run the Board.  Accordingly, and in light of the relatively short tenure of our CEO in that position, we believe our current leadership structure, with Mr. Steven B. Tanger serving as CEO and Mr. Jack Africk serving as Interim Non-Executive Chairman of the Board, is the optimal structure for us at this time.

The Board is responsible for overseeing the Company’s risk management processes, and our Audit Committee assists the Board in fulfilling this responsibility.  The Audit Committee receives reports from management at least quarterly regarding the Company’s assessment of risks.  The Audit Committee, which also considers our risk profile, reports regularly to the full Board on these matters. The Audit Committee and the full Board focus on the most significant risks facing the Company and the Company’s general risk management strategy, and also ensure that risks undertaken by us are consistent with the Board’s levels of risk tolerance.  While the Board oversees our overall risk management, management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing us.

The Company has reviewed its compensation policies and practices and has determined that it has no policies or practices that are reasonably likely to have a material adverse effect on the Company.

Attendance at Board Meetings

The Board held five regular meetings during 2009 and the independent directors held four special meetings.  Each of the above directors attended at least 75% of the meetings held during 2009 by the Board and the committees of which the director was a member.  We do not have a formal policy of attendance for directors at our Annual Meeting of Shareholders.  All those persons serving as our directors during 2009 attended the 2009 Annual Meeting of Shareholders.

Pursuant to our Corporate Governance Guidelines, non-management directors are required to meet in executive sessions following each regularly scheduled quarterly Board meeting.  In addition, non-management directors who are not independent under the rules of the NYSE may participate in these executive sessions but independent directors should meet in executive session at least once per year.

Committees of the Board

The Board has four standing committees to facilitate and assist the Board in the execution of its responsibilities.  The current committees are the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Share and Unit Option Committee.  In accordance with NYSE listing standards, all of the committees are comprised solely of independent directors.  Charters for each of the Audit, Compensation, and Nominating and Corporate Governance Committees are available on the Company’s website at www.tangeroutlet.com by first clicking on “INVESTOR RELATIONS” and then “CORPORATE GOVERNANCE”.  The table below shows current membership for each of the standing committees.

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Share and Unit Option Committee
Jack Africk	Jack Africk (Chair)	Jack Africk	Jack Africk
William G. Benton (Chair)	William G. Benton	Bridget Ryan Berman	William G. Benton
Thomas E. Robinson	Bridget Ryan Berman	Thomas E. Robinson (Chair)	Bridget Ryan Berman
Allan L. Schuman	Allan L. Schuman	Allan L. Schuman	Allan L. Schuman (Chair)

Audit Committee.  The Board has established an Audit Committee consisting of four of our independent directors, each of whom satisfies the additional independence requirements of Exchange Act Rule 10A-3.  The purpose of the Audit Committee is (i) to assist the Board in fulfilling its oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the qualifications and independence of our independent registered public accountants and the performance of our independent registered public accountants and our internal audit function and (ii) to prepare any audit committee reports required by the SEC to be included in our annual proxy statement.  The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accountants and approves in advance, or adopts appropriate procedures to approve in advance, all audit and non-audit services provided by the independent registered public accountants.  The Audit Committee is also charged with discussing with management the Company's policies with respect to risk assessment and risk management, the Company's significant financial risk exposures and the actions management has taken to limit, monitor or control such exposures. The Board has determined that each member of the Audit Committee is “financially literate”, as that term is defined in the listing requirements of the NYSE, and that each member of the committee is an “audit committee financial expert”, as that term is defined in Item 407(d) of Regulation S-K.  During 2009, there were five meetings of the Audit Committee.

Compensation Committee.  The Board has established a Compensation Committee consisting of four of our independent directors.  The Compensation Committee is charged with determining compensation for our chief executive officer and making recommendations to the Board with respect to the compensation of other officers. During 2009, there were three meetings of the Compensation Committee.

Nominating and Corporate Governance Committee.  The Board has established a Nominating and Corporate Governance Committee consisting of four of our independent directors.  The Nominating and Corporate Governance Committee makes recommendations to the Board regarding changes in the size of the Board or any committee of the Board, recommends individuals for the Board to nominate for election as directors, recommends individuals for appointment to committees of the Board, establishes procedures for the Board’s oversight of the evaluation of the Board and management, and develops and recommends corporate governance guidelines.

The Nominating and Corporate Governance Committee evaluates annually the effectiveness of the Board as a whole and identifies any areas in which the Board would be better served by adding new members with different skills, backgrounds or areas of experience. In identifying qualified director candidates for election to the Board and to fill vacancies on the Board, the Nominating and Corporate Governance Committee solicits current directors for the names of potentially qualified candidates, may ask directors to pursue their own business contacts for the names of potentially qualified candidates and may recommend that the Board engage a third party search firm to identify names of potentially qualified candidates.

The Board considers director candidates based on a number of factors including: whether the Board member will be “independent” in accordance with our Corporate Governance Guidelines and as such term is defined by the NYSE listing requirements; personal qualities and characteristics, accomplishments and reputation in the business community; experience with businesses and other organizations of comparable size and current knowledge and contacts in the Company’s industry or other industries relevant to the Company’s business; experience and understanding of the Company’s business and financial matters affecting its business; ability and willingness to commit adequate time to Board and committee matters; the fit of the individual’s skills and personality with those of other directors and potential directors in building a Board that is effective, collegial and responsive to the needs of the Company; and diversity of viewpoints, background, experience and other demographics.  It is the policy of the Nominating and Corporate Governance Committee to consider nominees for the Board recommended by the Company’s shareholders in accordance with the procedures described under “Other Matters—Shareholder Proposals and Nominations—Shareholder Suggestions for Director Nominations” in this Proxy Statement.  Shareholder nominees who are recommended in accordance with these procedures will be given the same consideration as nominees for director from other sources. During 2009, there were four meetings of the Nominating and Corporate Governance Committee.

Share and Unit Option Committee.  The Board has established a Share and Unit Option Committee (referred to as the “Option Committee”) consisting of four of our independent directors.  The Option Committee administers our Incentive Award Plan which provides for the issuance of equity-based awards to the Company’s employees and directors. The Option Committee selects the employees to whom equity-based awards under the Incentive Award Plan will be granted and establishes the terms and conditions of the awards based on recommendations and advice from the Compensation Committee.  During 2009, there was one meeting of the Option Committee.

Communications with Directors

Any shareholder or interested party is welcome to communicate with our Chairman of the Board, any other director, the non-management directors as a group or the Board of Directors as a whole by writing to the directors as follows: Tanger Factory Outlet Centers, Inc., Attention Chairman, c/o the Corporate Secretary, 3200 Northline Avenue, Suite 360, Greensboro, NC 27408.  All communications, except for marketing and advertising materials, are forwarded directly to our directors.

Compensation of Directors

During 2009, our non-employee directors were paid an annual compensation fee of $20,000 and a per meeting fee of $1,500 ($500 for telephone meetings) for each Board meeting and each committee meeting attended.  In addition, the Lead Director (as applicable) and the chairman of the Audit Committee were each to be paid an annual compensation fee of $10,000 and the chairman of each other committee was paid an annual compensation fee of $7,500.  As a result of Mr. Afick being appointed Interim Non-Executive Chairman on September 1, 2009, the Board agreed (1) to pay Mr. Africk an annual compensation fee of $100,000, prorated during 2009 based on the effective date of his appointment (2) that Mr. Africk would no longer serve as lead director, and (3) that the position of lead director would remain vacant as long as an independent director serves as Non-Executive Chairman of the Board. Mr. Africk’s Lead Director fee during 2009 was prorated based on time served in that role prior to his appointment as Interim Non-Executive Chairman.

Our employees who are also directors will not be paid any director fees for their services as directors of the Company. Our non-employee directors are reimbursed for their expenses incurred in attending Board meetings.

We may from time to time under the Incentive Award Plan grant to any non-employee director options, restricted or deferred shares or other awards upon approval of the entire Board. The Board selects the non-employee directors to whom equity-based awards under the Incentive Award Plan will be granted and establishes the terms and conditions of the awards based on recommendations and advice from the Compensation Committee. The Board approved an award to each non-employee director of 2,500 restricted Common Shares during 2009, each identical to the awards granted in 2008 and 2007.  The restrictions on the shares shall cease to apply with respect to one-third of the shares which are the subject of each grant, and those shares will vest on each December 31st following the date of grant.  Dividends are paid on the restricted Common Shares from the date of the grant.  All future grants of restricted Common Shares to non-employee directors will be the subject of a separate grant by the Board.

The annual retainer and per meeting fees paid during 2009 were set and approved by the Board during 2006 based on the recommendations of, and a peer group analysis performed by, the Company’s compensation consultants and had remained unchanged since that time.  Based on the recommendation of the compensation consultants, the Board approved the following revisions to the compensation to be provided to the non-employee directors during 2010:

•

the annual cash retainer fee be increased from $20,000 to $40,000;

•

the annual equity grant of 2,500 restricted Common Shares be changed to a grant of restricted Common Shares having a grant date value set at $100,000;

•

the Audit Committee chairman’s fee be increased from $10,000 to $15,000;

•

the Compensation Committee chairman’s fee be increased from $7,500 to $15,000; and

•

the per meeting fees be eliminated

The following table shows the total compensation for our non-employee directors for the fiscal year ended December 31, 2009:

DIRECTOR COMPENSATION TABLE
Name	Year	Fees Earned or Paid In cash	Share Awards (1)	Option Awards (2)	All Other Compensation (3)	Total
Jack Africk	2009	$92,333	$70,475	---	$6,689	$169,497
William G. Benton	2009	$53,000	$70,475	---	$6,689	$130,164
Bridget Ryan Berman	2009	$33,500	$70,475	---	$2,869	$106,844
Thomas E. Robinson	2009	$43,500	$70,475	---	$6,689	$120,664
Allan L. Schuman	2009	$51,500	$70,475	---	$6,689	$128,664
Stanley K. Tanger (4)	2009	$5,000	---	---	---	$5,000

(1)

The amounts in this column represent the grant date fair value of restricted Common Shares awards granted during 2009.  Except for Mr. Tanger, each director was granted 2,500 shares with a grant date fair value of $28.19. Unvested restricted Common Shares for each director, except for Ms. Berman, as of December 31, 2009 were as follows: 834 restricted Common Shares granted during 2008 with a grant date fair value of $37.04 and 1,667 restricted Common Shares granted during 2009 with a grant date fair value of $28.19 per share.  Unvested restricted Common Shares for Ms. Berman, as of December 31, 2009 were 1,667 restricted Common Shares granted during 2009 with a grant date fair value of $28.19 per share.  A discussion of the assumptions used in calculating these values may be found in Note 15 to our 2009 audited financial statements on pages F-26 through F-27 of our 2009 Annual Report.

(2)

There was no option awards granted during 2009.  Aggregate options outstanding for each director as of December 31, 2009   were 20,000 for Mr. Africk; 10,000 for Mr. Benton; 12,000 for Mr. Robinson and 6,000 for Mr. Schuman.

(3)

Represents dividends paid on unvested restricted Common Shares.

(4)

Mr. Stanley K. Tanger resigned as Chairman of the Board of Directors and as an employee of the Company on September 1, 2009.  Mr. Tanger continues to serve as a member of the Board.   The amount in this column represents the fees earned by Mr. Tanger as a non-employee director following his retirement as an employee.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee, which is composed entirely of independent directors, is charged with determining compensation for our CEO and making recommendations to the Board with respect to the compensation of our other officers.  Mr. Africk, Mr. Benton, Ms. Berman and Mr. Schuman currently serve on the Compensation Committee, with Mr. Africk serving as chairman.  No executive officer of the Company served as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of the Board or the Compensation Committee.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The purposes and responsibilities of the Compensation Committee of the Board include the following:

•

Review and approve corporate goals and objectives relevant to the compensation of the CEO, evaluate the CEO’s performance and determine and approve the CEO's compensation level based on this evaluation;

•

Make recommendation to the Board with respect to the compensation of non-employee directors and officers other than the CEO;

•

Periodically review the Company’s incentive-compensation and equity-based plans and approve any new or materially amended equity-based plans; and

•

Oversee, with management, regulatory compliance with respect to compensation matters including the Company’s compensation policies with respect to Section 162(m) of the Internal Revenue Code of 1986 (referred to as the “Code”).

The Compensation Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee. In particular, the Compensation Committee may delegate the approval of certain equity awards to a subcommittee consisting solely of members of the Compensation Committee who are (i) “Non-Employee Directors” for the purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (referred to as the “Exchange Act”), and (ii) “outside directors” for the purposes of Section 162(m) of the Code.

Compensation Program Objectives and Rewards

The objectives of the Company’s compensation program are as follows:

•

Attract, retain and motivate qualified executive management who are enthusiastic about the Company’s mission and culture.

•

Create a fair, reasonable and balanced compensation program that rewards management’s performance and contribution to the Company while closely aligning the interests of management with those of shareholders.

•

Provide total compensation to executive officers which is competitive with total compensation paid by other REITs, and other private real estate firms similar to the Company.

What Our Compensation Program is Designed to Reward

The Company’s compensation program is designed to reward both teamwork and the individual officer’s contribution to the Company with respect to annual and longer-term goals.  Annual cash performance-based incentives reward both Company financial performance and individual performance for the fiscal year.  In measuring an individual officer’s and the overall team’s performance, the Compensation Committee considers numerous factors including the Company’s growth in funds from operations (referred to as “FFO”) from the prior year, its dividend payout ratio, the success in renewing a significant amount of the leases expiring during the year, increases obtained in tenant base rents upon executing renewals or new leases, overall occupancy rate maintained at year end, customer traffic and the overall annual total return to shareholders.  While the individual amounts of compensation incentives paid may vary among officers, the performance targets that are set are generally the same for all officers, thereby creating an environment where all officers work together to achieve a common goal.  See “Annual Cash Incentives: Description and Analysis” on page 14 for further discussion of performance targets used to set 2009 compensation. Equity-based awards provide long-term incentives designed to reward price appreciation of our Common Shares over a multi-year period.

Elements of Compensation

Historically, the Company’s primary components of compensation for its executive officers have been base salary, annual incentive cash bonuses and long-term equity-based incentive compensation. There is no pre-established policy or target for the allocation between cash and non-cash incentive compensation.

Within the framework of aligning total compensation with corporate and individual performance, each of the components is evaluated as follows:

•

Annual base salaries are designed to provide the executive with a minimum compensation level consistent with the individual’s position and duties relative to his or her peers.

•

Annual incentive cash bonuses are designed to reward the executive for the achievement of strategic and financial goals of the Company during each fiscal year.  In conjunction with the executive’s base salary, the Company attempts to keep total cash compensation within the Company’s fiscal year budget while reinforcing its pay-for-performance philosophy.

•

Long-term incentives are designed to closely align the interests of management with those of shareholders. The long-term incentives granted to executives are evaluated on an annual basis and the terms of the awards are considered relevant to the length of the employment contract and/or performance period.

•

The Company seeks to maintain a competitive total compensation package that aligns the economic interest of the executives with that of shareholders while maintaining sensitivity to multiple factors including the Company’s fiscal year budget, annual accounting cost and the impact to share dilution.

Role of Compensation Consultants and Use of Aggregate Peer Group Data

Since 2004, the Compensation Committee has engaged the services of an outside compensation consultant, the FTI Schonbraun McCann Group (referred to as “FTI SMG”), to assist it in determining the proper amounts, types and mix of compensation to executive officers in order to achieve the overall objectives as described above. The Compensation Committee, with the help of FTI SMG, annually reviews the compensation practices of other REITs in order to evaluate market trends and compare our compensation programs with our competitors.  Based in part on this data and analysis provided by FTI SMG, the Compensation Committee develops a compensation plan which is intended to maintain the link between corporate performance and shareholder wealth creation while being generally competitive within our industry and geographic location.

During each fiscal year, management prepares tally sheets that set forth the Company’s total compensation obligations to the CEO and the other officers.  These tally sheets, which include the executive’s realized compensation from the prior year and targeted compensation for the coming year, are provided to FTI SMG for the purpose of presenting the Compensation Committee with an analysis of the compensation of our executives compared to that of our peer companies. The analysis prepared by FTI SMG compares each officer’s compensation to the average, 25th, 50th and 75th percentile compensation of officers with similar duties and responsibilities as the targeted peer group companies in two categories: (1) base salary and incentive cash bonus together as a total and (2) total overall compensation. In some cases, the Compensation Committee has determined that setting and paying target compensation above or below the peer group range of the 25th percentile to the 75th percentile is justified due to a number of factors, including the Company’s or individual’s overall performance relative to the peer group and the unique circumstances associated with any individual candidate.

Pursuant to a service agreement by and between the Company and FTI SMG, dated October 30, 2008, SMG was required to provide its analysis through a written report to the Compensation Committee, typically during the Compensation Committee’s regularly scheduled February meeting.  In its 2009 report, FTI SMG recommended, based on its review of the peer group analysis, current industry trends, existing employment agreements and other factors specifically related to the Company, the level of base and incentive cash bonus compensation to be set for each officer as well as the amount of equity awards to be granted to each officer (or, if applicable, that the recommendations of the CEO with respect to such compensation are reasonable and within peer group standards).  The Compensation Committee considered the FTI SMG recommendations and peer group analysis when determining 2009 base salary and annual and long-term incentives.

In selecting the targeted peer group, the Company considers REITs based upon the following characteristics: (i) industry sector, (ii) market capitalization, (iii) peer group continuity from year to year and (iv) peer group utilized for Common Share performance measurement.  The peer group recommended by SMG and selected by the Compensation Committee for determining 2009 compensation included the following REITs:

Acadia Realty Trust	Ramco-Gershenson Properties Trust
CBL & Associates Properties, Inc.	Realty Income Corporation
Developers Diversified Realty Corporation	Regency Centers Corporation
Equity One, Inc.	Saul Centers, Inc.
Federal Realty Investment Trust	Simon Properties Group, Inc.
Glimcher Realty Trust	Taubman Centers, Inc.
Kimco Realty Corporation	The Macerich Company
National Retail Properties, Inc.	Urstadt Biddle Properties, Inc.
Pennsylvania Real Estate Investment Trust	Weingarten Realty Investors

Determination of Compensation Consultant’s Objectivity.  The Compensation Committee recognizes that it is essential to receive objective advice from its outside compensation consultant.  From time to time, and particularly in 2009, FTI SMG was engaged by management to perform due diligence services unrelated to executive compensation.  Although these services were not specifically approved in advance by the Compensation Committee, the Compensation Committee has been aware and approved of FTI SMG’s periodic role as a provider of non-executive compensation related services to the Company.  FTI SMG reports to the Compensation Committee any such services and fees annually, in connection with its retention, and upon the reasonable request of the Compensation Committee. The Compensation Committee has determined that FTI SMG’s advice is objective and free from the influence of management.  The Compensation Committee also closely examines the safeguards and steps that FTI SMG takes to ensure that its executive compensation consulting services are objective. The Compensation Committee takes into consideration that:

•

The Compensation Committee directly hired and has the authority to terminate FTI SMG’s engagement for executive compensation related services;

•

The Compensation Committee solely determined the terms and conditions of FTI SMG’s engagement for compensation related services, including the fees charged;

•

FTI SMG is engaged by and reports directly to the Compensation Committee for all executive compensation services; and

•

FTI SMG has direct access to members of the Compensation Committee during and between meetings.

During 2009, the Company paid FTI SMG approximately $87,000 in consulting fees directly related to executive, board and other compensation-related services performed for the Compensation Committee.  During the same period, the Company paid FTI SMG approximately $812,000 for its due diligence services unrelated to executive, board and compensation matters.

Role of Management and the Chief Executive Officer in Setting Executive Compensation

On an annual basis, management considers market competitiveness, business results, experience and individual performance in evaluating executive compensation.  Our CEO is actively engaged in setting compensation for other executives through a variety of means, including recommending for Compensation Committee approval the financial performance goals for his executive team. He works closely with the Chief Financial Officer (referred to as the “CFO”) in analyzing relevant market data to determine base salary, annual bonus targets and equity compensation awards for our senior management. Targets are set in order to drive both annual performance and long-term value creation for shareholders. The CEO and CFO are subject to the same financial performance goals as the other officers, all of which are approved by the Compensation Committee. The Compensation Committee will consider, but is not bound by and does not always accept, the CEO and CFO’s recommendations with respect to executive compensation.

Determination of Executive Compensation

The Compensation Committee considers a broad range of facts and circumstances in setting executive compensation. Among the factors considered for our executives generally, and for the named executive officers (referred to as the “NEOs”) in particular, are market competitiveness, company results, internal equity, past practice, experience and individual performance. The weight given each factor may differ from year to year, and may differ among individual NEOs in any given year.  In general, when determining year-over-year compensation for current NEOs, peer company metrics, business results and internal equity generally factor more heavily into the analysis, particularly when falling within the peer group range.

Business results from the most recently completed fiscal year factor heavily in setting executive compensation. These results are reviewed and discussed by the Compensation Committee and its compensation consultants. The financial results against the targets approved by the Compensation Committee under our incentive compensation plans generally determine payouts under those plans for the fiscal year just ended. In addition, these results typically form the basis for setting performance targets for the next fiscal year. Based on the financial results presented by management, the Compensation Committee reviews the individual performance of the NEOs (other than the CEO) as reported by the CEO and approves their compensation for the current fiscal year.

In evaluating the performance of the CEO and setting his compensation, the Compensation Committee takes into account corporate financial performance, as well as performance on a range of non-financial factors, including accomplishment of strategic goals, workforce development and succession planning, and the working relationship with the Board. Overall, the Compensation Committee and the Board believe that the Company, under the CEO's leadership in 2009, achieved superior financial results, as well as significant achievement on a broad range of non-financial goals.

2009 Compensation

When determining the specific amounts of compensation to be provided to the executive officers during 2009, in addition to all of the factors and elements described above, the Compensation Committee noted that the Company had achieved a number of its specific goals for the 2008 fiscal year.  For the year ending December 31, 2008, our shareholders were rewarded with outstanding returns on their investment on a relative basis:

•

During 2008, our total return to shareholders was 4%, compared to a negative total return of 38% for the NAREIT All Equity Index.

•

Over the 5 year period ending in 2008, our shareholders received a total return of 132% representing a compound annual return of approximately 18% per year.

•

We outperformed the NAREIT All Equity REIT Index for the 7th consecutive year.

•

For publicly traded REITs with a market capitalization in excess of $1.4 billion, we ranked 2nd during 2008, and 1st in 3 year, 5 year and 10 year total returns to shareholders.

During 2008, our FFO for the year, excluding non-recurring charges, increased 10% on a per share basis as compared to the prior year.  This compares to an increase in FFO per share of 11% during 2007 as compared to 2006 and 15%, excluding non-recurring charges, during 2006 as compared to 2005. FFO represents income before extraordinary items and gains (losses) on sale or disposal of depreciable operating properties, plus depreciation and amortization uniquely significant to real estate and after adjustments for unconsolidated partnerships and joint ventures.  For a further discussion of FFO, please see our 2009 Annual Report under the section “Management Discussion and Analysis of Financial Condition and Results of Operations-Funds from Operations”.

Our same-center net operating income grew 4.1% in 2008 compared to 5.3% during 2007 and 3.1% in 2006.  In 2008, our average tenant sales per square foot, on a comparable basis, decreased only 1.6% to $336, which we believe is significantly smaller than the sales decreases reported by most of the companies in our peer group, and average base rental rates on leases released and renewed during 2008 increased 44.1% and 17.5%, respectively.  Our 2008 year end occupancy rate was 96.6%, marking the 28th consecutive year we have achieved a year end occupancy rate at or above 95%.

Base Salary: Description and Analysis

Consistent with the Company’s philosophy of tying pay to performance, executives receive a significant percentage of their overall targeted compensation in a form other than base pay. Although the Compensation Committee does not determine base salary levels on any specific percentile of base salaries paid to comparable officers in the targeted peer group, the NEOs are paid an amount in the form of base pay within range of base salaries paid to comparable officers in the targeted peer group range, and sufficient to attract competent executive talent and maintain a stable management team.

For 2009, the Company provided, in varying degrees, a base pay increase to the vast majority of its employees; however, in light of the economic climate at that time, the Company’s officers, including all of the NEOs, did not receive a base pay increase in 2009.

The compensation consultants recommended that Mr. Steven B. Tanger’s base salary be increased 16% to $625,000 solely related to his change in position and the duties and responsibilities with his promotion to CEO effective January 1, 2009.  Mr. Tanger, however, requested that his salary increase be deferred to set an example for the executive management team who received no base salary increases for 2009.

Each of the NEO’s has an employment agreement with the Company that includes a provision whereby the executive’s base salary shall not be less than certain previous amounts.  See “Employment Contracts” on page 24.

Annual Cash Incentives: Description and Analysis

During 2009, all executive officers were eligible for an annual incentive cash bonus payment based upon achieving certain performance criteria during the year.  The performance criteria were approved and set by the Compensation Committee at the beginning of the fiscal year.  The annual incentive cash bonus for a fiscal year is typically paid in the first quarter of the following year once the results for the year have been finalized.

Each executive’s annual incentive cash bonus amount is based upon Threshold, Target, Maximum, and in the case of the Chairman, CEO and CFO, Minimum, percentages of base salary.  See the “2009 Grant of Plan Based Awards” on page 21 for the dollar amounts payable under each of these categories.  Generally, executives must be employed as of the last day of the year to receive payment under the annual incentive cash bonus plan for that year.  Mr. Stanley K. Tanger, however, received an annual incentive cash bonus payment for 2009 performance prorated through the date of his retirement pursuant to the terms of his severance agreement.

The Minimum, Threshold, Target and Maximum amounts for 2009 were as follows (as a percentage of base salary):

Named Executive Officer	Minimum	Threshold	Target	Maximum
Stanley K. Tanger, Chairman (retired)	75%	100%	125%	200%
Steven B. Tanger, CEO	75%	100%	125%	200%
Frank C. Marchisello, CFO	75%	100%	125%	170%
Lisa J. Morrison, Senior Vice President – Leasing	---	5%	15%	25%
Carrie A. Geldner, Senior Vice President – Marketing	---	5%	15%	25%
Kevin M. Dillon, Senior Vice President – Development and Construction	---	5%	15%	25%

Mr. Marchisello’s Maximum bonus was increased from 160% to 170% in light of the additional responsibilities he assumed when Mr. Tanger was promoted from President and Chief Operating Officer (referred to as “COO”) to President and CEO and the position of COO was not replaced.

The annual incentive cash bonuses payable to NEOs are based on the achievement of several company performance criteria that incentivize such officers to focus on the achievement of strategic and financial goals of the Company. The corporate performance criteria and the target levels required to achieve the incentive bonus for 2009 approved by the Compensation Committee included:

Performance Criteria	2009 Target Levels				% of total award
	Minimum	Threshold	Target	Maximum
Growth in FFO per share	10%	12%	13%	15%	20%

 Achievement of Company’s business plan:

•

Lease renewal rate

•

Average increase in base rental rates:

upon lease renewals

leased to new tenants

•

Average year-end occupancy rate

•

Average increase (decrease) in traffic counts

	85% 7% 8% 94% (6%)	86% 8% 10% 95% (5%)	87% 9% 15% 96% (4%)	88% 11% 20% 97% (3%)	4% 4% 4% 4% 4%
Payout ratios: • FFO payout ratio • Funds available for distribution (FAD) payout ratio	61% 75%	60% 73%	59% 70%	58% 67%	10% 10%
Total shareholder return: • One year performance relative to Mall and Shopping Center Equity REITs with a market capitalization of at least $1 billion • Total return to shareholders	Top 50% 2%	Top 30% 3%	Top 25% 4%	Top 15% 6%	10% 10%
Achievement of portfolio growth and financing objectives	1 out of 5 objectives	2 of 5 objectives	3 of 5 objectives	5 of 5 objectives	20%

The Compensation Committee, at its discretion, may adjust the predetermined FFO targets to exclude significant non-recurring charges.

The Compensation Committee believes that these strategic and financial goals are key drivers in ultimately increasing the equity value of the Company and thus that these goals ultimately help align the interests of our NEOs and our shareholders.  If minimum performance criteria targets are not met, no bonuses are paid.  If maximum targets are met or exceeded, bonuses may be substantial but are capped as set forth in the table above.

In 2009, the Company surpassed some of the minimum target levels but did not surpass all of the maximum performance targets.  With respect to the achievement of portfolio growth objectives, the Company met three of the five objectives during 2009.  At the time the growth objectives were set, the Compensation Committee believed the targets would be challenging and difficult, but achievable with significant effort and skill.  The Compensation Committee determined it prudent to pay the bonuses earned by the executive officers during 2009 based on the achievement of the 2009 targets as set at the beginning of the year.

Ms. Morrison also participates in a separate incentive cash bonus program designed to reward the Company’s leasing employees for successfully executing new leases and renewing existing leases with our tenants.  Management believes it is desirable for all leasing employees to participate in this plan in order to provide incentives for maximizing and growing the Company’s revenues.  Per the terms of her employment contract, Ms. Morrison is eligible to receive an annual incentive cash bonus equal to the lesser of (1) 100% of her salary or (2) 9.16% of the total commissions earned by our leasing employees who report to her.   Ms. Morrison receives the higher of the bonus as calculated under the Company’s incentive cash bonus plan for executive officers or the bonus calculated under the terms of her employment contract, but not both.   Ms. Morrison also participated in a separate bonus program during 2009 in which she was eligible to receive a bonus based on her leasing team’s attainment of certain goals with respect to achieving minimum overall occupancy rates and minimum average rental rate increases on existing leases renewed or new leases executed during that year.  In addition, Ms. Morrison is eligible to receive a bonus for leases that were executed prior to 2009 relating to new development projects, but which the Company did not consider earned and payable until construction actually began on those new developments.

The actual annual bonus payments kept total cash compensation within the Company’s fiscal year budget and reinforced its pay-for-performance philosophy.

Long-Term Incentives: Description and Analysis

Long term incentives are determined based on peer group compensation practices combined with recommendations of management and the Compensation Committee. The Company’s long-term incentive compensation consists of equity-based awards under its Incentive Award Plan, either in the form of restricted Common Shares or options to acquire Common Shares at a predetermined price.  Equity-based awards deliver increased value only when the value of our Common Shares increases.

The Option Committee administers our Incentive Award Plan, which provides for the issuance of equity-based awards to our officers and employees.  The Compensation Committee makes recommendations and provides advice and information to the Option Committee with respect to equity-based awards.  The Option Committee makes the awards and establishes the terms and conditions of the awards, including voting, as it deems appropriate.

Restricted Common Share Awards

The awards of restricted Common Shares focus on aligning the interests of management with those of our shareholders.

Our CEO recommended that the number of restricted Common Shares awarded to each officer be, at a minimum, the same number as granted during the previous year based on the Company’s financial performance during 2008 and the total returns on investment our shareholders achieved over the last 5 years.  Over the 5 year period ending in 2008, our shareholders received a total return of 132%, representing a compound annual return of approximately 18% per year. In 2008, we outperformed the NAREIT All Equity REIT Index for the 7th consecutive year. For publicly traded REITs with a market capitalization in excess of $1.4 billion, we ranked 2nd during 2008, and 1st in 3 year, 5 year and 10 year total returns to shareholders.

The compensation consultants compared the number of restricted Common Share awards as recommended by the CEO to similar awards granted to comparable officers in the targeted peer group.  Based on their review and analysis of current compensation practices and peer group data in the REIT industry, the compensation consultants recommended that executive officers be granted awards identical to the previous year, but that the award for Mr. Steven B. Tanger be increased by 12,000 shares in recognition of his promotion to CEO and that the award for Mr. Marchisello be increased by 3,000 shares in light of the additional responsibilities he assumed when Mr. Tanger was promoted to CEO and the position of Chief Operating Officer was not replaced.  Based on such recommendations and consistent with the advice of the Compensation Committee, on February 17, 2009, the Option Committee awarded 60,000 restricted Common Shares to Mr. Steven B. Tanger, 28,000 restricted Common Shares to Mr. Frank C. Marchisello, Jr., 3,000 restricted Common Shares to each of the other senior executive officers and 2,500 shares to the non-senior executive officers.  Mr. Stanley K. Tanger, who resigned as Chairman of the Board of Directors on September 1, 2009 but continues to serve on the board, was granted 72,000 restricted Common Shares, identical to the award he received in the previous year.

In setting the amounts and terms of the restricted Common Shares, the Compensation Committee and the Option Committee consider the value of previous grants of restricted Common Shares and the total compensation expense recognized in the Company’s financial statements with respect to all previous grants of restricted Common Shares. However, the Option Committee does not necessarily limit the number of shares to be granted based on the total value or annual expense recognized in the financial statements because the Compensation and Options Committees generally consider grants of restricted Common Shares to represent both an annual reward for individual and Company performance achieved for the most recently completed fiscal year as well as a longer-term incentive for future performance.  Restricted Common Shares are generally granted during the first quarter of the current year once the results from the previous year are finalized.

The numbers of restricted Common Shares granted to Messrs. Stanley K. Tanger and Steven B. Tanger and the incentive cash bonus opportunities of each of the Tangers and of Mr. Marchisello are significantly greater than the restricted Common Share grants and incentive bonus opportunities provided to our other executive officers. Stanley K. Tanger is the founder of the Company and he and his son, Steven B. Tanger, have been, since the Company was founded, responsible for making the most critical decisions for the Company and have played the most significant role in the Company’s growth in shareholder value since its initial public offering.  Accordingly, the Compensation Committee believes that the equity awards and incentive cash bonus for those individuals should be set at a level significantly above the other executive officers and that this policy is consistent with other similar companies.  Given his role as CFO, his responsibilities over the Company’s financial reporting processes, including the regulatory requirement to certify that the Company’s internal controls were effective during the reporting period, as well as his supervisory responsibilities over the executive officers that oversee the Company’s accounting, finance, operations, marketing, human resources, information systems, and legal functions, the Compensation Committee believes Mr. Marchisello’s incentive cash bonus award opportunity should be set at a level similar to the Tangers and at a level significantly above the other officers.

The restricted Common Shares granted to the executive officers during 2009 vest and the restrictions cease to apply with respect to twenty percent of the shares underlying each award on February 28 of each year over a five-year period, beginning on February 28, 2010.   Dividends are paid on all restricted Common Shares whether vested or unvested.   The Option Committee believes that restricted Common Share grants with time-based vesting features provide the desired incentive to increase the Company’s share price and therefore the wealth of our shareholders over a five-year period.  If the Company has poor relative performance that results in poor shareholder returns, then the value of the restricted Common Shares, and likewise the executive’s total compensation, will be reduced.  If the Company has superior relative performance that results in superior shareholder returns, then the value of the restricted Common Shares, and likewise the executive officer’s total compensation, will be significantly increased.

The Company measures the grant date fair value under FASB ASC 718 of all restricted Common Share awards with time-based vesting features based on the provisions of the Incentive Award Plan.  Under those provisions, fair value is considered to be the closing price of our Common Shares on the last trading day prior to the grant date.

Common Share Option Awards

Options have not been utilized as a means of executive compensation since 2004.  The Compensation Committee does consider them, however, as a form of compensation and includes them in its annual assessment of executive compensation.   The Compensation Committee decided that no options should be awarded since all of the executive officers were being awarded restricted Common Shares.

When awarded in the past, options were granted with an exercise price equal to the fair market value of our Common Shares.  Under the terms of the Incentive Award Plan, the fair market value of our Common Shares is considered to be the closing price on the last trading day prior to the grant date.  The Company does not backdate options, grant options retroactively, or coordinate grants of options so that they are made before announcements of favorable information, or after announcements of unfavorable information.

2010 Multi-Year Performance Award Plan

As part of their analysis and recommendations for 2010 compensation, the compensation consultants recommended that the Compensation Committee consider the implementation of a multi-year performance award plan that would serve to create greater shoulder-to-shoulder alignment between the executive management team and shareholders and motivate management to deliver superior returns to shareholders by allowing them to participate in the value created above established levels.  The multi-year performance award plan would also provide a valuable retention tool for the Company and would be in-line with other plans that have been implemented in the Company’s industry. In making their recommendation, the compensation consultants noted that the Company had ranked number one in its peer group over the 3, 5 and 10 year period, significantly outperforming its peer group and was notably the only company in the peer group to not experience declining total returns to shareholders over any of those periods.

In January 2010, our Compensation Committee approved the general terms of the Tanger Factory Outlet Centers, Inc. 2010 Notional Unit Multi-Year Performance Award Plan (referred to as the” 2010 Multi-Year Performance Award Plan”). The 2010 Multi-Year Performance Award Plan is a long-term incentive compensation plan pursuant to which award recipients, as a group, may earn up to an aggregate of approximately 615,000 restricted Common Shares based on the Company’s share price appreciation over four years beginning on January 1, 2010.  The maximum number of shares will be earned under this plan if the Company achieves 60% or higher share price appreciation over the four-year performance period.  We expect that the value of the awards, if the Company achieves 60% share price appreciation, will equal between approximately $35 million and $39 million.  After the awards are earned, they will remain subject to transfer restrictions and forfeiture conditions during a one-year vesting period. For notional amounts granted in 2010, any shares earned on December 31, 2013 will vest on December 31, 2014 contingent on continued employment through the vesting date.

Under the 2010 Multi-Year Performance Award Plan, the Option Committee granted 205,000 notional units to award recipients, as a group, which may convert into a maximum of approximately 615,000 restricted Common Shares based on the aggregate share price appreciation over the four-year period from January 1, 2010 through December 31, 2013.  If the Company’s aggregate share price appreciation during this period equals or exceeds the minimum threshold of 40%, then the notional units will convert into the Company's common shares on a one-for-one basis. The notional units will convert into common shares on a one-for-two basis if the share price appreciation exceeds the target threshold of 50% and on a one-for-three basis if the share price appreciation exceeds the maximum threshold of 60%.  The notional amounts will convert on a pro rata basis between share price appreciation thresholds. The share price targets will be reduced on a dollar-for-dollar basis with respect to any dividend payments made during the measurement period, subject to a minimum level price target.

The notional units, prior to the date they are converted into restricted Common Shares, will not entitle award recipients to receive any dividends or other distributions.  If the notional units are earned, and thereby converted into restricted Common Shares, then award recipients will be entitled to receive a payment of all dividends and other distributions that would have been paid had the number of earned common shares been issued at the beginning of the performance period.  Thereafter, dividends and other distributions will be paid currently with respect to all restricted Common Shares that were earned.

If the Company’s aggregate share price appreciation is less than 40% during the four-year performance period, then the notional units will not convert into any Common Shares unless the Company’s share performance exceeds the 50th percentile of the share performance of its peer group, in which case the notional units will convert into restricted Common Shares on a one-for-one basis. All determinations, interpretations and assumptions relating to the vesting and calculation of the performance awards will be made by the Compensation Committee.

Retirement Benefits

The Company generally does not provide any retirement benefits to its executive officers, other than matching a portion of employee contributions to a 401(k) plan.  Employee contributions are matched by us at a rate of compensation to be determined annually at our discretion.  This benefit is generally available to all employees of the Company.

As part of Mr. Stanley K. Tanger’s retirement, however, the Compensation Committee recommended and the Board approved that, in recognition of his long-standing service and contributions to our Company, Mr. Tanger be paid severance in the amount of $3.4 million, that his restricted share award agreements be modified such that his unvested 216,000 restricted Common Shares would vest immediately on the date of his retirement, and that he receive an annual incentive cash bonus payment for 2009 performance prorated through the date of his retirement.

Employment Contracts and Change in Control

The Company’s business is competitive and the Compensation Committee believes that it is extremely desirable for the Company to maintain employment contracts with its senior executives.  The employment contracts generally provide for severance pay if the executive terminates his employment for Good Reason or is terminated by the Company without Cause, as those terms are defined in each agreement.  The severance arrangements provided in the contracts are designed to promote stability and continuity of senior management.  For certain executives, the employment contracts consider a change in control as Good Reason for an executive to terminate his or her employment, and thus would entitle him or her to certain severance pay.

The Company currently has employment contracts with each of the NEOs, other than Stanley K. Tanger, listed in the Summary Compensation table on page 20 of this Proxy Statement.  See “Employment Contracts” on page 24 in this Proxy Statement.

Perquisites

The Company does not provide significant perquisites or personal benefits to executive officers, except that Mr. Stanley K. Tanger and Mr. Steven B. Tanger were each provided with a monthly car allowance of $800.  In addition, the Company paid a total of $77,419 for premiums on life insurance policies for Mr. Steven B. Tanger during 2009.

Deductibility of Executive Compensation

Subject to certain limited exemptions, Section 162(m) of the Code denies an income tax deduction to any publicly held corporation for compensation paid to a "covered employee" (which is defined as the chief executive officer and each of the Company’s other three most highly compensated officers, excluding the chief financial officer) to the extent that such compensation in any taxable year of the employee exceeds $1 million.  In addition to salaries, bonuses payable to the Company’s executives under their present employment contracts and compensation attributable to the exercise of options and other share-based awards that may be granted under the Incentive Award Plan constitute compensation subject to the Section 162(m) limitation.  The Incentive Award Plan permits, but does not require, share-based awards to qualify as "performance-based compensation" which is exempt from application of the Section 162(m) limitation.  It is the Company’s policy to take account of the implications of Section 162(m) among all factors reviewed in making compensation decisions.  However, the Compensation Committee, while considering tax deductibility as one of its factors in determining compensation, will not limit compensation to those levels or types of compensation that will be deductible if it determines that such award is consistent with its philosophy and is in the Company’s and the shareholders’ best interests, and accordingly, some portion of the compensation paid to a Company executive may not be tax deductible by the Company under Section 162(m). The Compensation Committee will, of course, consider alternative forms of compensation, consistent with its compensation goals, that preserve deductibility.

Section 280G, Section 4999 and Section 409A of the Code impose certain taxes under specified circumstances. Section 280G and Section 4999 provides that any executives, directors who hold significant shareholder interests, and certain other service providers could be subject to significant additional taxes if they receive certain payments or benefits in connection with a change in control of the Company, and that the Company could lose a deduction on the amounts subject to additional tax.  The Company has no policy or commitment to provide any executive or director with any gross-up or other reimbursement for tax amounts that such executive might pay pursuant to these laws. Section 409A imposes additional significant taxes in the event that an executive, director or other service provider receives deferred compensation that does not meet the requirements of Section 409A. The impact of Section 409A of the Code is considered by the Compensation Committee and the Company’s executive plans and programs are generally designed to comply with or be exempt from Section 409A in order to avoid potential adverse tax consequences that may result from noncompliance.

REPORT OF THE COMPENSATION COMMITTEE

We have reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and, based on such review and discussions, we recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Jack Africk (Chairman)
William G. Benton
Bridget Ryan Berman
Allan L. Schuman

2009 SUMMARY COMPENSATION TABLE (1)

The following table shows information concerning the annual compensation for services provided by our Chief Executive Officer, Chief Financial Officer and four other most highly compensated executives for each of the fiscal years ended December 31, 2009, December 31, 2008 and December 31, 2007:

Name and Principal position	Year	Salary	Share Awards (2)	Non-equity Incentive Plan Compensation(3)	All Other Compensation	Total
Steven B. Tanger President and Chief Executive Officer	2009 2008 2007	$ 538,900 538,900 498,960	$1,691,400 1,777,920 2,030,880	$ 931,250 653,416 632,769	$ 323,253(4) 247,002(4) 221,351(4)	$3,484,803 3,217,238 3,383,960
Frank C. Marchisello Executive Vice President, Chief Financial Officer	2009 2008 2007	$ 364,100 364,100 340,260	$ 789,320 926,000 846,200	$ 479,156 410,068 411,417	$ 111,025(5) 92,030(5) 62,693(5)	$1,743,601 1,792,198 1,660,570
Lisa J. Morrison Senior Vice President, Leasing	2009 2008 2007	$ 231,500 231,500 220,500	$ 84,570 111,120 84,620	$ 114,776 207,262 192,604	$ 19,956(6) 17,108(6) 7,381(6)	$ 450,802 566,990 505,105
Carrie A. Geldner Senior Vice President, Marketing	2009 2008 2007	$ 255,300 255,300 243,100	$ 84,570 111,120 84,620	$ 46,209 42,125 34,970	$ 20,496(6) 16,754(6) 7,381(6)	$ 406,575 425,299 370,071
Kevin M. Dillon Senior Vice President, Development and Construction	2009 2008 2007	$ 231,500 231,500 220,500	$ 84,570 111,120 84,620	$ 41,902 38,198 31,719	$ 20,028(6) 17,108(6) 7,191(6)	$ 378,000 397,926 344,030
Stanley K. Tanger Chairman (retired)	2009 2008 2007	$438,020 657,030 597,300	$10,155,600 2,666,880 3,046,320	$ 652,650 891,097 810,387	$ 3,813,589(7) 349,092(7) 313,179(7)	$15,059,859 4,564,099 4,767,186

(1)

No bonus was paid to an NEO except as part of the annual incentive cash bonus plan, a non-equity incentive plan.  No NEO currently participates in any defined benefit, actuarial, or non-qualified pension plans of the Company.

(2)

The amounts in this column represent the grant date fair value of restricted Common Share awarded in each respective year.  A discussion of the assumptions used in calculating these values may be found in Note 15 to our 2009 audited financial statements on pages F-26 to F-27 of our 2009 Annual Report, Note 13 to our 2008 audited financial statements on pages F-21 to F-23 of our 2008 Annual Report, and Note 12 to our 2007 audited financial statements on pages F-24 through F-25 of our 2007 Annual Report.  Mr. Stanley K. Tanger’s 2009 share awards also include $8,125,920 which represents the incremental fair value resulting from the modification of previous restricted share awards to accelerate the vesting of 216,000 restricted Common Shares upon his retirement.

(3)

Amounts shown consist of payouts under our annual incentive cash bonus plan earned during the fiscal year but paid in the first quarter of the following fiscal year; except that, with respect to Ms. Morrison, the amounts shown reflect the higher of the bonus as calculated under our annual incentive cash bonus plan or the bonus calculated under the terms of her employment contract.

(4)

Mr. Steven B. Tanger's other compensation during 2009, 2008 and 2007 includes a car allowance of $9,600 each year and reimbursement of term life insurance premiums totaling $77,419 during 2009 and $12,970 during 2008 and 2007, as per the terms of his employment contract.  In addition, Mr. Tanger’s other compensation includes dividends paid on unvested restricted Common Shares of $226,434 during 2009, $215,232 during 2008 and $195,968 during 2007 as well as a company match under an employee 401(k) plan of $9,800 during 2009, $9,200 during 2008 and $2,813 during 2007.

(5)

Mr. Marchisello’s other compensation represents dividends paid on unvested restricted Common Shares of $101,225 during 2009, $82,830 during 2008 and $59,880 during 2007 as well as a company match under an employee 401(k) plan of $9,800 during 2009, $9,200 during 2008 and $2,813 during 2007.

(6)

Ms. Morrison’s, Ms. Geldner’s and Mr. Dillon’s other compensation represent dividends paid on unvested restricted Common Shares of $10,696 during 2009, $7,908 during 2008 and $4,568 during 2007.  The remaining other compensation for each respective employee represents a company match under an employee 401(k) plan.

(7)

Mr. Stanley K. Tanger retired as Chairman of the Board and as an employee on September 1, 2009. His other compensation during 2009, 2008 and 2007 includes a car allowance of $9,600 each year and reimbursement of term life insurance premiums totaling $7,444 during 2008 and $6,814 in 2007, as per the terms of his employment contract.  In addition, Mr. Tanger’s other compensation includes dividends paid on unvested restricted Common Shares of $318,996 during 2009, $322,848 during 2008 and $293,952 during 2007 as well as a company match under an employee 401(k) plan of $9,800 during 2009, $9,200 during 2008 and $2,813 during 2007. Also, per the terms of his severance agreement, Mr. Tanger’s other compensation during 2009 includes a lump sum severance amount of $3,408,347 and $66,846 in rental payments for office space and the salary and benefits for two employees of the Company that were provided by the Company for his use.

2009 GRANT OF PLAN-BASED AWARDS

The following table summarizes grants of plan-based awards made to named executive officers in the year ended December 31, 2009:

Name	Grant Date (1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)				All Other Share Awards: Number of Common Shares or Units (#) (3)	Grant Date Fair Value of Equity Awards ($)(1)
		Minimum	Threshold	Target	Maximum
Steven B. Tanger (4)	2/17/09	$486,750	$625,000	$781,250	$1,250,000	60,000	$1,691,400
Frank C. Marchisello	2/17/09	$273,075	$364,100	$455,125	$618,970	28,000	$789,320
Lisa J. Morrison (5)	2/17/09	---	$11,575	$34,725	$57,875	3,000	$84,570
Carrie A. Geldner	2/17/09	---	$12,765	$38,295	$63,825	3,000	$84,570
Kevin M. Dillon	2/17/09	---	$11,575	$34,725	$57,875	3,000	$84,570
Stanley K. Tanger (retired)	2/17/09 9/1/2009	$492,773	$657,030	$821,288	$1,314,060	72,000 216,000	$2,029,680 $8,125,920

(1)

The grant date is considered to be the date approved by the Board’s Compensation Committee or Option Committee with respect to equity-based awards.  Under the terms of our Incentive Award Plan, the grant date fair value is considered to be the closing price of the Company’s Common Shares on the day prior to the grant date, which for the 2/17/2009 awards was $28.19 and for the 9/1/2009 award was $37.62.  Mr. Stanley K. Tanger’s 9/1/2009 award represents the incremental fair value resulting from the modification of previous restricted share awards to accelerate the vesting of 216,000 restricted Common Shares upon his retirement.

(2)

These columns show the range of estimated payouts targeted for 2009 performance under our annual incentive cash bonus plan for our executive officers as described in the section titled “Annual Cash Incentives” in the Compensation Discussion and Analysis.  The actual cash bonus payment made in 2010 for 2009 performance, based on the metrics described, amounted to 149.00% of base salary for Steven B. Tanger (see footnote 4 below), 131.60% for Mr. Marchisello, 18.10% of base salary for Ms. Geldner and 18.10% of base salary for Mr. Dillon.  Mr. Stanley K. Tanger’s cash bonus payment, which would have amounted to 149.00% of his annual base salary, was prorated through the date of his retirement.

(3)

Restricted Common Shares granted under our Incentive Award Plan are described in the Outstanding Equity Awards at Fiscal Year-End Table below.  Dividends are paid on unvested restricted Common Shares.

(4)

Mr. Steven B. Tanger did not receive a salary increase during 2009 and requested to defer a salary increase for his promotion to CEO as of January 1, 2009.  However, the Compensation Committee approved that Mr. Tanger’s estimated bonus payout levels as a percent of salary be set based on a salary of $625,000, which was the amount recommended by the compensation consultants for his being named CEO.

(5)

The amounts shown above represent the amounts eligible for Ms. Morrison to receive under our annual incentive cash bonus plan for executive officers. However, per the terms of her employment contract, Ms. Morrison is eligible to receive an annual incentive cash bonus equal to the lesser of (1) 100% of her salary or (2) 9.16% of the total commissions earned by our employees who are leasing employees who report to her. Ms Morrison receives the higher of the bonus as calculated under our annual incentive cash bonus plan or the bonus calculated under the terms of her employment contract, but not both.  Ms. Morrison received a cash bonus of $114,776 in 2010 for 2009 performance based on the terms of her employment contract and did not receive a bonus under our annual incentive cash bonus plan.

OUTSTANDING EQUITY AWARDS AT YEAR END 2009

The following table summarizes the number of securities underlying outstanding plan awards for the named executive officers in the year ended December 31, 2009:

Name	Option Awards			Share Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units That Have Not Vested (#) (1)	Market Value of Shares or Units That Have Not Vested ($) (1)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Steven B. Tanger	14,000	---	$19.415	4/27/2014	19,200(3) 28,800(4) 38,400(5) 60,000(6)	$748,608 1,122,912 1,497,216 2,339,400	---	---
Frank C. Marchisello	---	---	---	---	8,000(3) 12,000(4) 20,000(5) 28,000(6)	$311,920 467,880 779,800 1,091,720	---	---
Lisa J. Morrison	---	---	---	---	800(3) 1,200(4) 2,400(5) 3,000(6)	$31,192 46,788 93,576 116,970	---	---
Carrie A. Geldner	3,600	---	$19.415	4/27/2014	800(3) 1,200(4) 2,400(5) 3,000(6)	$31,192 46,788 93,576 116,970	---	---
Kevin M. Dillon	8,000	---	$19.415	4/27/2014	800(3) 1,200(4) 2,400(5) 3,000(6)	$31,192 46,788 93,576 116,970	---	---
Stanley K. Tanger (retired)	---	---	---	---	---	---	---	---

(1)

Represents portion of restricted Common Shares that vest based on rendering service over a specific period of time.

(2)

Based on the closing price of our Common Shares on December 31, 2009 of $38.99.

(3)

Restricted Common Shares vest at a rate of 20% per year, with vesting dates on 2/28/2007, 2/28/2008, 2/28/2009, 2/28/2010 and 2/28/2011.

(4)

Restricted Common Shares vest at a rate of 20% per year, with vesting dates on 2/28/2008, 2/28/2009, 2/28/2010, 2/28/2011 and 2/28/2012.

(5)

Restricted Common Shares vest at a rate of 20% per year, with vesting dates on 2/28/2009, 2/28/2010, 2/28/2011, 2/28/2012 and 2/28/2013.

(6)

Restricted Common Shares vest at a rate of 20% per year, with vesting dates on 2/28/2010, 2/28/2011, 2/28/2012, 2/28/2013 and 2/28/2014.

OPTIONS EXERCISES AND COMMON SHARES VESTED IN 2009

The following table summarizes the option exercises and the vesting of restricted share awards for each of our named executive officers for the year ended December 31, 2009:

Name	Option Awards		Share Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Steven B. Tanger	---	---	38,400	$1,175,040
Frank C. Marchisello	10,000	$146,846	15,000	$438,000
Lisa J. Morrison	4,000	$60,905	1,400	$38,640
Carrie A. Geldner	2,500	$28,705	1,400	$38,640
Kevin M. Dillon	---	---	1,400	$38,640
Stanley K. Tanger (retired)	33,000	$530,945	259,200	$9,374,400

(1)

Amounts reflect the closing market price on the day prior to the exercise date in accordance with the terms of our Incentive Award Plan.

(2)

Amounts reflect the closing market price on the day prior to the vesting date in accordance with the terms of our Incentive Award Plan.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2009 with respect to compensation plans under which the Company’s equity securities are authorized for issuance:

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans Excluding Securities Reflected in Column (a)
Equity compensation plans approved by security holders	124,650	$18.45	1,343,670
Equity compensation plans not approved by security holders	---	---	---
Total	124,650	$18.45	1,343,670

Employment Contracts

Steven B. Tanger will receive annual cash compensation in the form of salary and bonus pursuant to a three-year employment contract effective as of January 1, 2004.  The employment contract will be automatically extended for one additional year on January 1 of each year unless the executive’s employment is terminated, or we give written notice to the executive within 180 days prior to such January 1 that the contract term will not be automatically extended.  The base salary provided for in such contract may be increased but not decreased each year.

Upon termination of employment, Steven B. Tanger has agreed not to compete with us for one year (or three years if severance compensation is received) within a 50 mile radius of the site of any commercial property owned, leased or operated by us or within a 50 mile radius of any commercial property which we negotiated to acquire, lease or operate within the six month period prior to termination.  Mr. Tanger’s covenant not to compete mandates that, during the term of his employment contract and during the effective period of the covenant, such executive shall direct his commercial real estate activities through us, with exceptions for development of properties which were owned collectively or individually by the executive, by members of his family or by any entity in which any of them owned an interest or which was for the benefit of any of them prior to the Company’s initial public offering (including a single shopping center in Greensboro, North Carolina with a total of 24,440 square feet (referred to as the "Excluded Properties")).  In no event will Mr. Tanger engage in the development, construction, or management of  outlet shopping centers or other competing retail commercial property outside of the Company or the Operating Partnership during the effective period of the covenant not to compete (with the exception of the Excluded Properties).

In addition, Mr. Tanger will not engage in any active or passive investment in property relating to outlet centers or other competing retail commercial property, with the exception of the ownership of up to one percent of the securities of any publicly traded company, and service on the board of directors of any publicly traded company.

If the employment of Mr. Tanger terminates without Cause, as defined in the agreement, or such employment is terminated by the executive with Good Reason, as defined in the agreement, Mr. Tanger shall receive a severance benefit from the Company in the form of a lump sum cash payment equal to 300% of the sum of (a) his annual base salary, (b) the higher of (i) the prior year's annual bonus or (ii) the average annual bonus for the preceding three years, and (c) his automobile allowance for the current year subject to the limitations required to comply with IRC Section 409A.  Share based awards under our Incentive Award Plan are included in the calculation of the prior year’s annual bonus and average annual bonus.  If employment terminates by reason of death or disability, Mr. Tanger or his estate shall receive a lump sum amount from the Company equal to (a) his annual base salary that would have been paid for the remaining contract term if employment had not terminated, plus (b) the executive's annual bonus which would have been paid during the year of termination had employment not terminated, multiplied by a fraction the numerator of which is the number of days in the year prior to termination and the denominator of which is 365.

The employment contract of Steven B. Tanger also grants him certain registration rights with respect to the Common Shares that he beneficially owns.

Frank C. Marchisello, Jr. has a three-year employment contract effective January 1, 2004.  Mr. Marchisello’s contract will be automatically extended for one additional year on January 1 of each year unless the executive’s employment is terminated, or we give written notice to the executive within 180 days prior to such January 1 that the contract term will not be automatically extended.  The base salary provided for in Mr. Marchisello’s contract may be increased but not decreased each year.

If Mr. Marchisello’s employment is terminated by reason of death or disability, he or his estate will receive as additional compensation a lump sum payment from the Operating Partnership in an amount equal to his annual base salary and a pro rata portion of the annual bonus earned for the contract year in which the termination occurs. Further, if Mr. Marchisello’s employment is terminated by us without Cause, or by Mr. Marchisello for Good Reason, as those terms are defined in the agreement, Mr. Marchisello will receive a severance payment from the Operating Partnership in an amount equal to 300% of the sum of (a) his annual base salary for the current contract year and (b) the higher of (i) the prior year's annual bonus or (ii) the average annual bonus for the preceding three years, to be paid monthly over the succeeding 36 months subject to the limitations required to comply with IRC Section 409A.  Share based awards under our Incentive Award Plan are included in the calculation of the prior year’s annual bonus and average annual bonus.

Lisa J. Morrison has a three year employment contract effective January 1, 2008.  Ms. Morrison’s contract will be automatically extended for one additional year at the end of the initial term and for each year thereafter, unless the executive’s employment is terminated, or either we or the executive give written notice within 180 days prior to end of the initial term or extended term that the contract term will not be automatically extended.  During the initial term, Ms.

Morrison’s base salary may not be less than $231,500.  In addition to her base salary, for the contract year beginning January 1, 2008 and, if approved by the Company’s Board of Directors, for each contract year thereafter, Ms. Morrison will be paid an annual bonus in an amount equal to the lesser of (i) her base salary in effect on the last day of such contract year and (ii) an amount equal to nine and sixteen one- hundredths percent (9.16%) of the total commissions earned by our employees who are  leasing representatives with respect to that contract year computed as a percentage of average annual tenant rents (net of tenant allowances) in accordance with the Company’s leasing team bonus plan in effect for that contract year.

Each of Carrie A. Geldner and Kevin M. Dillon has three year employment contracts effective January 1, 2008.  The employment contracts will be automatically extended for one additional year at the end of the initial term and for each year thereafter, unless the executive’s employment is terminated, or either we or the executive give written notice within 180 days prior to end of the initial term or extended term that the contract term will not be automatically extended.  Ms. Geldner’s and Mr. Dillon’s base salary for subsequent years in no event may be less than $255,300 and $231,500, respectively.

If Ms. Morrison, Ms. Geldner or Mr. Dillon’s employment is terminated by reason of death or disability, she/he or her/his estate will receive as additional compensation a lump-sum payment from the Operating Partnership in an amount equal to half of their annual base salary and a pro rata portion of the annual bonus earned for the contract year in which the termination occurs.  Further, if either executive’s employment is terminated by us without Cause, or by either executive for Good Reason, as those terms are defined in their agreements, the terminated executive will receive a severance payment from the Operating Partnership in an amount equal to the sum of (a) 100% of their annual base salary for the current contract year, and (b) their average annual bonus for the consecutive contract years immediately preceding the contract year in which the termination occurs, to be paid monthly over the succeeding 12 months subject to the limitations required to comply with IRC Section 409A.

During the term of Mr. Marchisello’s employment and for a period of one year thereafter (three years if he receives the 300% severance payment described above), Mr. Marchisello is prohibited from engaging directly or indirectly in any aspect of the outlet business within a radius of 50 miles of any outlet center owned or operated by us.  During the respective terms of employment of Ms. Geldner, Mr. Dillon, and Ms. Morrison, and for a period of six months thereafter (one year if the executive receives a severance payment as described above if employment is terminated by the Company without Cause or by the executive for Good Reason), he/she is prohibited from engaging in any activities involving developing or operating a  outlet shopping facility within a radius of 50 miles of any retail shopping facility owned, operated or managed by us at any time during his/her employment, and any other type of retail shopping facility which, within the 365 day period ending on the date of the termination of executive’s employment, was (i) under development by the Company or its affiliate; (ii) owned (with an effective ownership interest of 50% or more), directly or indirectly, by the Company; or (iii) operated by the Company.

Steven B. Tanger and Frank C. Marchisello, Jr. are employed and compensated by both the Operating Partnership and the Company.  The Compensation Committee believes that the allocation of such persons' compensation between the Company and the Operating Partnership reflects the services provided by such persons with respect to each entity.  All other employees are employed solely by the Operating Partnership.

On December 29, 2008, the Company entered into amended and restated employment agreements (each an “Employment Agreement”) with Steven B. Tanger, Frank C. Marchisello, Jr., Lisa J. Morrison, Carrie A. Geldner, and Kevin M. Dillon (collectively, the “Executives”).  The Employment Agreements superseded the Executives’ existing employment agreements and revised certain provisions of the prior employment agreements for the Executives in order to provide that certain payments to be made pursuant to the Employment Agreements will be exempt from or comply with the requirements of Section 409A of the Code and the Treasury regulations and other guidance issued thereunder (collectively, “Section 409A”).

Potential Payments on Termination or Change in Control

The table below reflects the amount of compensation payable to each of our named executive officers in the event of a termination of such executive’s employment.  In particular, the table below sets forth the amount of compensation payable to each named executive officer in connection with each of the following different types of termination of employment: (1) termination by the Company without Cause or by the executive for Good Reason, (2) termination as a result of a Change in Control, (3) termination as a result of death, (4) termination as result of Disability, and (5) termination by the Company for Cause or by the executive without Good Reason.  The terms “Cause”, “Change in Control”, “Disability” and “Good Reason” as defined in the employment contracts of Mr. Steven B. Tanger, Mr. Marchisello, Ms. Geldner, and Mr. Dillon, are generally as stated below:

“Cause”  - The Operating Partnership or, as applicable, the Company shall have “Cause” to terminate the executive's employment upon the executive’s (i) causing material harm to the Operating Partnership or, as applicable, the Company through a material act of dishonesty in the performance of his or her duties, (ii) conviction of a felony involving moral turpitude, fraud or embezzlement, or (iii) willful failure to perform his or her material duties (other than a failure due to disability) after written notice and a reasonable opportunity to cure.

“Change in Control” - shall mean (A) the sale, lease, exchange or other transfer (other than pursuant to internal reorganization) by the Company or the Operating Partnership of more than 50% of its assets to a single purchaser or to a group of associated purchasers; (B) a merger, consolidation or similar transaction in which the Company or the Operating Partnership does not survive as an independent, publicly owned corporation or the Company ceases to be the sole general partner of the Operating Partnership; or (C) the acquisition of securities of the Company or the Operating Partnership in one or a related series of transactions (other than pursuant to an internal reorganization) by a single purchaser or a group of associated purchasers (other than the executive or any of his or her lineal descendants, lineal ancestors or siblings) which results in their ownership of twenty-five (25%) percent or more of the number of Common Shares of the Company (treating any Operating Partnership Units or Preferred Shares acquired by such purchaser or purchasers as if they had been converted to Common Shares) that would be outstanding if all of the Operating Partnership Units and Preferred Shares were converted into Common Shares; (D) a merger involving the Company if, immediately following the merger, the holders of the Company's shares immediately prior to the merger own less than fifty (50%) of the surviving company's outstanding shares having unlimited voting rights or less than fifty percent (50%) of the value of all of the surviving company's outstanding shares; or (E) a majority of the members of the Operating Partnership’s or, as applicable, the Company's Board of Directors are replaced during any twelve month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.

“Disability” - shall mean the absence of the executive from the executive's duties to the Operating Partnership and/or, as applicable, the Company on a full-time basis for a total of 16 consecutive weeks during any 12 month period as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Operating Partnership or, as applicable, the Company and acceptable to the executive or the executive's legal representative.

“Good Reason” - The executive shall have Good Reason to terminate his or her employment upon the occurrence of any of the following events:

•

any material adverse change in job titles, duties, responsibilities, perquisites, or authority without his or her consent;

•

if, after a Change in Control, either (i) the principal duties of the executive are required to be performed at a location other than the Greensboro, North Carolina metropolitan area (or New York, New York in the case of Mr. Steven B. Tanger) without his or her consent or (ii) in the case of Mr. Steven B. Tanger, the executive no longer reports directly to the Board of Directors;

•

a material breach of the employment agreement by the Operating Partnership or, as applicable, the Company, including without limitation, the failure to pay compensation or benefits when due if such failure is not cured within 30 days after written demand for payment thereof;

•

the executive’s election to terminate employment within the 180 day period following a Change in Control; or

•

in the case of Steven B. Tanger, if the executive is removed, or is not re-elected as a Director of the Company.

The terms “Cause”, “Change in Control”, “Good Reason” and “Disability” as defined in the employment contract of Ms. Morrison, are generally as stated below:

“Cause”  - The Operating Partnership shall have “Cause” to terminate the executive's employment upon the executive’s (i) causing material harm to the Operating Partnership through a material act of dishonesty in the performance of her duties, (ii) conviction of a felony involving moral turpitude, fraud or embezzlement, or (iii) willful failure to perform his or her material duties (other than a failure due to disability) after written notice and a reasonable opportunity to cure.

“Change in Control” - shall mean (A) the sale, lease, exchange or other transfer (other than pursuant to internal reorganization) by the Operating Partnership or the Company of more than fifty percent of the total gross fair market value of its assets to a single purchaser or to a group of associated purchasers; (B) the acquisition of securities of the Company or the Operating Partnership in one or a related series of transactions (other than pursuant to an internal reorganization) by a single purchaser or a group of associated purchasers (other than executive or any of her lineal descendants, lineal ancestors or siblings) which results in their ownership of fifty percent or more of the common shares of the Company; or (C) a majority of the members of the Operating Partnership’s Board of Directors are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.

“Good Reason” – Ms. Morrison shall have Good Reason to terminate her employment upon any of the following events:

•

the Operating Partnership materially fails to make payment of amounts due to her under the employment agreement;

•

the Operating Partnership commits a material breach of its obligations under the employment agreement;

•

the principal duties of Ms. Morrison are required to be performed at a location other than the Greensboro, North Carolina metropolitan area without her consent following the occurrence of (A) a Change in Control, (B) a merger, consolidation or similar transaction in which the Company or the Operating Partnership does not survive as an independent, publicly owned corporation or the Company or an entity wholly owned by the Company ceases to be the sole general partner of the Operating Partnership, or (C) a merger involving the Company if, immediately following the merger, the holders of the Company’s shares immediately prior to the merger own less than fifty percent of the surviving company’s outstanding shares having unlimited voting rights or less than fifty percent of the value of all of the surviving company’s outstanding shares.

“Disability” - shall mean Ms. Morrison’s inability, due to a physical or mental illness that is expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, to perform any of the material duties assigned to her by the Operating Partnership for a period of ninety (90) days or more within any twelve consecutive calendar months.

The employment contracts of Mr. Steven B. Tanger, Mr. Marchisello, Ms. Geldner, and Mr. Dillon, but not Ms. Morrison, consider a Change in Control as Good Reason for an executive to terminate his or her employment, and thus would entitle him/her to certain severance benefits.  For purposes of the table below, however, we consider the caption representing the termination by the Company without Cause or by the executive for Good Reason to exclude an event of a Change in Control.  In addition, any severance benefits or additional compensation that these executives are eligible to receive upon termination will be reduced to the extent necessary to prevent the executive from having any liability for the federal excise tax levied on certain “excess parachute payments” under section 4999 of the Code.  The amounts shown in the table below show the maximum amounts the executives would be eligible to receive upon termination assuming no such reduction in compensation or benefits would be required.

The amounts shown below assume that such termination was effective December 31, 2009, and thus amounts earned through such time are estimates of the amounts which would be paid out to the executives upon termination.  In addition, the amounts shown below assume that the annual incentive cash bonus each executive was eligible to receive for the 2009 fiscal year would have been earned but unpaid at December 31, 2009.  The actual amounts to be paid can only be determined at the time of such executive’s separation from the Company and/or the Operating Partnership.

Name	Cash Severance Payment (1)	Share Awards (2)	Continuation of Benefits (3)	All Other Comp. (4)	Total
Steven B. Tanger • Without Cause or For Good Reason • Change in Control • Death • Disability • For Cause or without Good Reason	$10,244,799 10,244,799 3,410,524 3,410,524 931,250	$5,708,136 5,708,136 5,708,136 5,708,136 ---	$20,382 20,382 --- --- ---	$210,760 210,760 --- 210,760 ---	$16,184,077 16,184,077 9,118,660 9,329,420 931,250
Frank C. Marchisello • Without Cause or For Good Reason • Change in Control • Death or Disability • For Cause or without Good Reason	$4,587,980 4,587,980 1,529,327 479,156	$2,651,320 2,651,320 2,651,320 ---	--- --- --- ---	--- --- --- ---	$7,239,300 7,239,300 4,180,647 479,156
Lisa J. Morrison • Without Cause or For Good Reason • Change in Control • Death or Disability • For Cause or without Good Reason	$403,047 403,047 230,526 114,776	$288,526 288,526 288,526 ---	--- --- --- ---	--- --- --- ---	$691,573 691,573 519,052 114,776
Carrie A. Geldner • Without Cause or For Good Reason • Change in Control • Death or Disability • For Cause or without Good Reason	$296,401 296,401 173,859 46,209	$288,526 288,526 288,526 ---	--- --- --- ---	--- --- --- ---	$584,927 584,927 462,385 46,209
Kevin M. Dillon • Without Cause or For Good Reason • Change in Control • Death or disability • For Cause or without Good Reason	$268,773 268,773 157,652 41,902	$288,526 288,526 288,526 ---	--- --- --- ---	--- --- --- ---	$557,299 557,299 446,178 41,902

(1)

The terms of the cash severance payments due each officer under each scenario are more fully described elsewhere in this proxy statement under the caption “Employment Contracts”.

(2)

Amounts shown in this column include the value of the unvested restricted Common Shares which would immediately vest upon termination of employment based on the closing price of our Common Shares on December 31, 2009 of $38.99.

(3)

Includes estimated costs of continuation of benefits for the remainder of each executive’s employment contract for group medical and dental coverage, disability insurance and life insurance premiums on $100,000 of coverage.

(4)

Represents premiums on term life insurance policies for each executive to be paid for the remainder of each executive’s employment contract.

As described above, Mr. Stanley K. Tanger resigned as Chairman of the Board of Directors and as an employee of the Company on September 1, 2009.  In connection with Mr. Tanger’s retirement, the Compensation Committee recommended and the Board approved that Mr. Tanger be paid severance in the amount of $3.4 million in a single lump-sum payment.  Mr. Tanger’s severance agreement further provided that his restricted share award agreements be modified such that his unvested 216,000 restricted Common Shares would vest on the seventh day following the date of the severance agreement (and such accelerated vesting had a value of $8,182,080 based on the closing price of our Common Shares of $37.88 on September 28, 2009, the date on which the restricted Common Shares vested pursuant to the severance agreement).  Additionally, under Mr. Tanger’s severance agreement, the Company will provide him with office space and the services of two employees of the Company (for purposes of secretarial, bookkeeping and administrative services), each for not less than five years after the date of his resignation and the Company will pay Mr. Tanger’s reasonable attorneys’ fees and expenses in connection with his retirement, the severance agreement and his defense if the Company and Mr. Tanger are sued as defendants in the same civil actions for acts committed by him while employed by the Company (and such benefits for office space, services of two employees and  reimbursement of legal fees have an estimated value of $1,106,000).  Finally, Mr. Tanger’s severance agreement provided that he would receive a pro-rata annual bonus for 2009 (which was payable in the amount of $652,650). Thus, the total value of termination payments and benefits to Mr. Tanger in connection with his retirement was approximately $13,380,000.

Security Ownership of Certain Beneficial Owners and Management

The Company’s Board of Directors expects all non-employee directors, the CEO, the COO (if and when the position is filled) and the CFO to own a meaningful equity interest in the Company to more closely align the interests of directors and executive officers with those of shareholders. Accordingly, effective July 29, 2008, the Board of Directors, on the recommendation of the Compensation Committee, established equity ownership guidelines for non-employee directors, the CEO, COO and CFO.  Non-employee directors are required to hold 5,000 shares within 3 years of July 29, 2008 or of election to the Board.  The executives are required to hold shares with a value equivalent to a multiple of their salary as listed in the table below by the later of December 31, 2013 or five years following their appointment as CEO, COO or CFO.

Title	Multiple
CEO	5 x Base Salary
COO (if applicable)	3 x Base Salary
CFO	3 x Base Salary

Vested and unvested restricted shares count toward the equity ownership guidelines. All non-employee directors and the CEO and CFO met the share ownership guidelines as of December 31, 2009.

The following table sets forth certain information as of March 1, 2010, or such other date as indicated in the notes thereto, available to us with respect to our Common Shares, and of units of partnership interests in the Operating Partnership (referred to as the “Units”) (i) held by those persons known by us to be the beneficial owners (as determined under the rules of the SEC) of more than 5% of such shares, (ii) held individually by the directors and our named executive officers identified elsewhere in this Proxy Statement, and (iii) held by our directors and all of our executive officers as a group.

Name and Business Address (where required) of Beneficial Owner	Number of Common Shares Beneficially Owned (1)	Percent of All Common Shares	Number of Common Shares Receivable Upon Exchange of Units Beneficially Owned (2)	Percent of All Common Shares (including upon exchange of Units)
Stanley K. Tanger (3) 445 Dolley Madison Road, Suite 102 Greensboro, NC 27410	728,874	1.8%	6,066,610	14.6%
Steven B. Tanger (4) Tanger Factory Outlet Centers, Inc. 110 East 59th Street New York, NY 10022	275,835	*	14,000	*
BlackRock, Inc. (5) 40 East 52nd Street New York, NY 10022	4,075,638	10.08%	---	8.8%
The Vanguard Group, Inc. (6) 100 Vanguard Blvd. Malvern, PA 19355	3,753,069	9.28%	---	8.1%
ING Groep, N.V. (7) 1081 KL Amsterdam P.O. Box 810 1000 AV Amsterdam The Netherlands ING Clarion Real Estate Securities, LLC 201 King of Prussia Rd., Suite 600 Radnor, PA 19087	2,529,994	6.26%	---	5.4%
Invesco Ltd. (8) Invesco Institutional (N.A.), Inc. Invesco Global Asset Management (N.A.), Inc. Invesco PowerShares Capital Management Invesco Management S.A. 1555 Peachtree Street NE Atlanta, GA 30309	2,442,553	6.04%	---	5.3%
FMR LLC (9) 82 Devonshire Street Boston, MA 02109	2,342,900	5.8%	---	5.0%
Jack Africk (10)	75,298	*	---	*
William G. Benton (11)	36,578	*	---	*
Bridget Ryan Berman	5,048	*	---	*
Thomas E. Robinson (12)	40,498	*	---	*
Allan L. Schuman (13)	20,548	*	---	*
Frank C. Marchisello	122,992	*	---	*
Lisa J. Morrison	12,002	*	---	*
Carrie A. Geldner (14)	11,202	*	3,600	*
Kevin M. Dillon	13,424	*	---	*
Directors and Executive Officers as a Group (13 persons) (15)	1,366,427	3.4%	7,454,637	16.0%

*

Less than 1%

(1)

The ownership of Common Shares reported herein is based upon filings with the SEC and is subject to confirmation by us that such ownership did not violate the ownership restrictions in the Company’s Articles of Incorporation.

(2)

Represents Common Shares that may be acquired upon the exchange of Units beneficially owned.  Each Unit held by the Tanger Family Limited Partnership (referred to as “TFLP”) and each Unit that may be acquired upon the exercise of options to purchase Units may be exchanged for two of our Common Shares.

(3)

Includes 278,062 Common Shares owned by TFLP, of which Stanley K. Tanger is the general partner and may be deemed to be the beneficial owner, and 6,066,610 Common Shares which may be acquired upon the exchange of Units owned by TFLP.  Also includes 448,812 Common Shares owned by Stanley K. Tanger individually, and 2,000 Common Shares owned by Stanley K. Tanger’s spouse.

(4)

Includes 14,000 Common Shares which may be acquired upon the exercise of presently exercisable options to purchase Units.  Does not include 278,062 Common Shares owned by TFLP and 6,066,610 Common Shares which may be acquired upon the exchange of Units owned by TFLP (Steven B. Tanger is a limited partner of the Tanger Investments Limited Partnership, which is a limited partner of TFLP) for Common Shares.  Does not include 448,812 Common Shares actually owned or 280,062 Common Shares which may be deemed beneficially owned by Steven B. Tanger's father, Stanley K. Tanger.

(5)

We have received a copy of Schedule 13G as filed with the SEC by BlackRock, Inc. (referred to as “BR”) reporting ownership of these shares as of December 31, 2009.  As reported in said Schedule 13G, BR has sole dispositive and voting power for all such shares.

(6)

We have received a copy of Schedule 13G as filed with the SEC by The Vanguard Group, Inc. (referred to as “VG”) reporting ownership of these shares as of December 31, 2009.  As reported in said Schedule 13G, VG has sole dispositive power for 3,697,627 of such shares, shared dispositive power for 55,442 of such shares, and sole voting power for 55,442 of such shares.

(7)

We have received copies of a separate Schedule 13G as filed with the SEC by ING Groep, N.V. (referred to as “ING”) and Schedule 13G/A filed February 12, 2010 by ING Clarion Real Estate Securities, LLC (referred to as “CRES”), a wholly owned subsidiary of ING, reporting ownership of these shares as of December 31, 2009.   As reported by ING in its Schedule 13G, but excluding 877,869 shares which were included in the 13G/A filed by CRES, ING has shared dispositive and shared voting power for 141,300 of such shares.  As reported by CRES in its Schedule 13G/A, CRES has sole dispositive power for 2,395,294 of such shares, sole voting power for 1,033,245 of such shares, and shared voting power for 2,100 of such shares.

(8)

We have received a copy of Schedule 13G as filed with the SEC by Invesco Ltd. (referred to as “IL”), Invesco Institutional (N.A.), Inc. (referred to as “II”), Invesco Global Asset Management (N.A.), Inc. (referred to as “IGAM”), Invesco PowerShares Capital Management (referred to as “IPCM”), and Invesco Management S.A. (referred to as “IM”), reporting ownership of these shares as of December 31, 2009.   As reported in said Schedule 13G, (i) II has sole dispositive power for 2,358,908 of such shares, shared dispositive power for 13,300 of such shares, sole voting power for 1,719,246 of such shares, and shared voting power for 34,828 of such shares; (ii) IGAM has sole dispositive power for 65,000 of such shares; (iii) IPCM has sole dispositive power for 4,128 of such shares, and sole voting power for 4,128 of such shares; and (iv) IM has sole dispositive power for 1,217 of such shares, and sole voting power for 1,217 of such shares.

(9)

We have received a copy of Schedule 13G as filed with the SEC by FMR LLC (referred to as “FMR”) and Edward C. Johnson 3rd reporting ownership of these shares as of December 31, 2009.  As reported in said Schedule 13G, FMR and Edward C. Johnson 3rd have sole dispositive power for 2,342,900 of such shares, and FMR has sole voting power for 719,700 of such shares.

(10)

Includes 10,000 options exercisable within 60 days to purchase our Common Shares.

(11)

Includes 10,000 options to purchase our Common Shares exercisable within 60 days. Also includes 14,049 Common Shares which Mr. Benton has pledged as security for certain personal loans.

(12)

Includes 12,000 options to purchase our Common Shares exercisable within 60 days.

(13)

Includes 6,000 options to purchase our Common Shares exercisable within 60 days.

(14)

Amounts shown as Common Shares Receivable Upon Exchange of Units represent Common Shares which may be acquired upon the exercise of presently exercisable options to purchase Units.

(15)

Includes 59,600 Common Shares which may be acquired upon the exercise of options to purchase Common Shares or Units exercisable within 60 days.

Certain Relationships and Related Party Transactions

The Company, through its majority owned subsidiaries, owns the majority of the units of partnership interest issued by the Operating Partnership and controls the Operating Partnership as its general partner.  TFLP holds a limited partnership interest in and is the minority owner of the Operating Partnership.  Stanley K. Tanger, the Company’s founder and current member of our Board of Directors, is the sole general partner of TFLP.  During 2009, the Operating Partnership made quarterly distributions to TFLP totaling $9.3 million. Such distributions were made on the same pro rata basis as distributions made by the Operating Partnership to the Company.

In 2004, the Company adopted a Code of Business Conduct and Ethics (referred to as the “Code of Conduct”), which is posted on the Company’s website at www.tangeroutlet.com and is available by clicking on “INVESTOR RELATIONS”, then “  CORPORATE GOVERNANCE” and then “CODE OF BUSINESS CONDUCT AND ETHICS” or by writing to our Director of Administration at our principal executive offices.  The Code of Conduct states that conflicts of interest should be avoided wherever possible.  Conflicts of interest are broadly defined to include any situation where a person’s private interest interferes in any way with the interests of the Company.  Any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest should be discussed with the applicable Code of Ethics Contact Person.

In 2009, the Company adopted the Related Party Transaction Policy and Procedures, which is posted on the Company’s website at www.tangeroutlet.com and is available by clicking on “INVESTOR RELATIONS”, then “CORPORATE GOVERNANCE” and then “RELATED PARTY TRANSACTION POLICY PROCEDURES” or by writing to our Director of Administration at our principal executive offices.  The Related Party Transaction Policy and Procedures requires the approval or ratification by the Audit Committee of any “related party transaction,” defined as any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $100,000 and one of our executive officers, directors, director nominees, 5% shareholders (or their immediate family members) or any entity with which any of the foregoing persons is an employee, general partner, principal or 5% shareholder, each of whom we refer to as a “related person,” has a direct or indirect interest as set forth in Item 404 of Regulation S-K. The policy provides that management must present to the Audit Committee for review and approval each proposed related party transaction (other than related party transactions involving compensation matters and certain ordinary course transactions). The Audit Committee must review the relevant facts and circumstances of the transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s-length dealings with an unrelated third party and the extent of the related party’s interest in the transaction, take into account the conflicts of interest and corporate opportunity provisions of our Code of Conduct, and either approve or disapprove the related party transaction. If advance approval of a related party transaction requiring the Audit Committee’s approval is not feasible, the transaction may be preliminarily entered into by management upon prior approval of the transaction by the chair of the Audit Committee subject to ratification of the transaction by the Audit Committee at its next regularly scheduled meeting. No director may participate in approval of a related party transaction for which he or she is a related party.

PROPOSAL 2

R ATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed the firm of PricewaterhouseCoopers LLP to audit the accounts of the Company for the fiscal year ending on December 31, 2010 and to perform such other services as may be required.  The submission of this matter for approval by shareholders is not legally required; however, the Board of Directors believes that such submission is consistent with best practices in corporate governance and is an opportunity for shareholders to provide direct feedback to the Board of Directors on an important issue of corporate governance.  If the shareholders do not approve the selection of PricewaterhouseCoopers LLP, the selection of such firm as our independent registered public accounting firm will be reconsidered.  Should the firm be unable to perform these services for any reason, the Audit Committee will appoint other independent registered public accountants to perform these services.

PricewaterhouseCoopers LLP served as our independent registered public accountants for the fiscal year ended December 31, 2009.  There are no affiliations between the Company and PricewaterhouseCoopers LLP, its partners, associates or employees, other than its engagement as an independent registered public accounting firm for the Company.  Representatives of PricewaterhouseCoopers LLP are expected to be present at the meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.  See the “Report of the Audit Committee”, included below, for information relating to the fees billed to the Company by PricewaterhouseCoopers LLP for the fiscal years ended December 31, 2009 and 2008.

Vote Required.  The ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered accounting firm will be approved if the votes cast favoring the proposal exceed the votes cast opposing the proposal; provided that a quorum is present.  Accordingly, abstentions, broker non-votes and Common Shares present at the meeting for any other purpose but which are not voted on this proposal will not affect the outcome of the vote on the proposal.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has provided the following report:

During 2009, we reviewed with the Company’s CFO, Director of Internal Audit and the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP (referred to as “PwC”), the scope of the annual audit and audit plans, the results of internal and external audit examinations, the evaluation by the auditors of the Company’s system of internal control, the quality of the Company’s financial reporting and the Company’s process for legal and regulatory compliance.  We also monitored the progress and results of the testing of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.

Management is responsible for the Company’s system of internal control, the financial reporting process and the assessment of the effectiveness of internal control over financial reporting.  PwC is responsible for performing an integrated audit and issuing reports and opinions on the following:

1.

the Company’s consolidated financial statements; and

2.

the Company’s internal control over financial reporting.

As provided in our Charter, our responsibilities include monitoring and overseeing these processes.

Consistent with this oversight responsibility, PwC reports directly to us.  We appointed PwC as the Company’s independent registered public accounting firm and approved the compensation of the firm.  We reviewed and approved all non-audit services performed by PwC during 2009 and determined that the provision of the services was compatible with maintaining PwC’s independence. Each year we pre-approve certain specific non-audit services and associated fees to be performed by PwC, including certain tax consulting services for which any one service would be $30,000 or less, and for all such services which would be less than $200,000 in the aggregate.  In addition, we have delegated to the chairman of the Audit Committee the authority to pre-approve other non-audit services to be performed by PwC and associated fees, provided that the chairman reports all such decisions at the Audit Committee’s next regularly scheduled meeting.

We have received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence, and we discussed with PwC its independence.

We reviewed and discussed the 2009 consolidated financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting with management and PwC.  We also discussed the certification process with the CEO and CFO.  Management represented to us that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America and that the Company’s internal control over financial reporting was effective.  We discussed with PwC the matters required to be discussed by PCAOB AU 380.

Based on these discussions and reviews, we recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the SEC.

The following is a summary of the fees billed to the Company by PwC for the fiscal years ended December 31, 2009 and 2008:

	2009	2008
Audit fees	$664,878	$383,500
Audit-related fees	39,000	142,062
Tax fees-tax compliance and preparation fees	252,824	263,567
Subtotal	956,702	789,129

Tax Fees-other	30,722	41,910
All other fees	---	---
Subtotal	30,722	41,910
	$987,424	$831,039

The audit fees for the years ended December 31, 2009 and 2008, respectively, were for professional services rendered for the integrated audits of our consolidated financial statements and internal controls over financial reporting, as well as for services rendered for the separate audit of a small wholly owned subsidiary.  Also included for the year ended December 31, 2009 were services related to the issuance of comfort letters and documents filed with the SEC.

The audit-related fees for the years ended December 31, 2009 were consultations and special audit work for a potential acquisition.  The audit-related fees for 2008 were for consultations on accounting standards and derivative transactions, consultations and special audit work for a potential acquisition and assistance with the review of documents filed with the SEC.

The tax fees for the year ended December 31, 2009 and 2008 were for tax compliance and preparation including tax return preparation and review.

The tax fees – other for the year ended December 31, 2009 and 2008 were for tax planning, advice, and consulting.

The percentage of tax fees and tax fees-other approved pursuant to the pre-approved policies was 20% during 2009 and 25% during 2008.

THE AUDIT COMMITTEE
William G. Benton (Chairman)
Jack Africk Thomas E. Robinson
Allan L. Schuman

PROPOSAL 3

AMENDMENT TO THE AMENDED AND RESTATED INCENTIVE AWARD PLAN

The Company’s Amended and Restated Incentive Award Plan (referred to as the “Incentive Award Plan”) was approved by the Option Committee of the Board on December 29, 2008 (as modified on March 19, 2009).  On February 23, 2010, our Board approved, subject to shareholder approval, an amendment to the Incentive Award Plan to increase the aggregate number of shares authorized for issuance under the plan from 6,000,000 shares to 7,700,000 shares and to increase the annual individual award limit from 120,000 shares to 360,000 shares for equity awards and from $1,000,000 to $2,000,000 for cash performance awards.  If shareholder approval is not obtained within twelve months of the anniversary of the date of the Board approval, any awards granted under the Incentive Award Plan with respect to a number of shares in excess of 6,000,000 shall be canceled and shall become null and void.  In addition, no increase in the award limit, as defined in the Incentive Award Plan, will be effective until such increase is approved by shareholders.

Purpose of Proposed Amendment

The Incentive Award Plan is designed to attract, retain and motivate qualified executive management who are enthusiastic about the Company’s mission and culture while providing incentives that closely align the interests of management with those of shareholders. The primary purpose of the amendment to the Incentive Award Plan is to (1) increase the number of shares available for issuance in order to continue to provide annual and long-term incentives to the Company’s executive management team and (2) increase the amount of incentive compensation that would qualify as performance based compensation under Section 162(m) of the Code.

As of December 31, 2009, there were approximately 1,343,670 shares remaining available for future issuance under the Incentive Award Plan.  During 2010, the plan administrator approved a grant of restricted Common Shares to certain directors and members of the executive management team totaling 150,288 shares and also granted performance awards which, if certain share price appreciation is achieved over a four year measurement period, will entitle the applicable executives to receive up to an additional 615,000 restricted Common Shares in the aggregate. Following the issuance of the maximum number of Common Shares pursuant to these grants, 578,382 Common Shares would remain available for grant under the Incentive Award Plan. The Company desires to continue to provide equity awards in the future as long-term incentives for its executive management team and has determined that its ability to attract, retain, reward and motivate its executive management team will be limited unless additional Common Shares are available for grant under the Incentive Award Plan. While the Board is cognizant of the potential dilutive effect of compensatory share awards, it also recognizes the significant benefits that are achieved from making such awards.

Section 162(m) of the Code imposes an annual deduction limit of $1,000,000 on the amount of compensation paid to each of the chief executive officer and the three other most highly compensated officers of a corporation (other than the chief  financial officer). The deduction limit does not apply to “qualified performance-based compensation.” Under the Incentive Award Plan, the Option Committee may grant awards to employees designated by the Option Committee as “Section 162(m) Participants” (i.e., employees whose compensation may be subject to the Section 162(m) deduction limitation) that are intended to constitute “qualified performance-based compensation.” The Company proposes to amend the limits of the annual incentive cash and equity awards that may be granted to an individual within a calendar year to provide additional incentives to the CEO and other NEO’s that would constitute qualified performance based compensation.

As of March 18, 2010, the record date of the meeting, there were 40,469,662 Common Shares outstanding and 578,382 shares remaining available for future issuance under the Incentive Award Plan.  The Company owns the majority of units in the Operating Partnership through our two wholly owned subsidiaries.  The Tanger Family Limited Partnership owns 3,033,305 units in the Operating Partnership which may be exchanged for 6,066,610 Common Shares, subject to certain limitations to preserve our status as a REIT.  Options outstanding at March 18, 2010 totaled 82,400, have a weighted average exercise price per share of $19.743 and a weighted average remaining term of 4.16 years.   Unvested restricted Common Shares outstanding at March 18, 2010 totaled 367,459.

Incentive Award Plan

The principal features of the Incentive Award Plan are summarized below, but the summary is qualified in its entirety by reference to the Incentive Award Plan, which is incorporated by reference to the Form 8-K/A filed on March 20, 2009.

General Nature and Purpose

The principal purpose of the Incentive Award Plan is to provide incentives for the Company’s and the Operating Partnership’s officers, employees and non-employee directors through the granting of incentive awards, thereby stimulating their personal and active interest in the development and financial success of the Company and inducing them to remain in the Company’s or the Operating Partnership’s employ (or service).

Shares Available Under the Incentive Award Plan

Following the approval of the proposed amendment to the Incentive Award Plan, (1) the maximum number of our Common Shares that may be issued pursuant to awards made under the Incentive Award Plan is 7,700,000 (increased from 6,000,000) and (2) in any single calendar year, the maximum number of Common Shares subject to options that may be granted to any individual is 360,000; the maximum dollar value of cash performance awards is $2,000,000 (increased from $1,000,000); and the maximum number of Common Shares subject to awards other than stock options is 360,000 (increased from 120,000).  Each of the foregoing Common Share numbers reflects the 2 for 1 split on the Common Shares declared by our Board on November 29, 2004, and, pursuant to the Incentive Award Plan, may be subject to further adjustment in the event of future changes in capitalization and similar transactions.   As of March 18, 2010, the record date, the closing price per Common Share on the NYSE was $44.45 per share.

Administration and Term of the Incentive Award Plan

Generally, the plan administrator will be the Option Committee with respect to awards granted to employees of the Company and the Operating Partnership and their subsidiaries, and the full Board with respect to awards granted to non-employee directors (referred to as “Independent Directors”).  The Committee will consist of at least two Independent Directors, each of whom is a “non-employee director” as defined by Rule 16b-3 of the Exchange Act and an “outside director” for purposes of Section 162(m) of the Code.  Except with respect to matters that under Rule 16b-3 under the Exchange Act or Section 162(m) of the Code are required to be determined by the Option Committee, the full Board may act as plan administrator.

The plan administrator generally has the authority to designate recipients of awards and to determine the terms and provisions of awards, including the exercise or purchase price, expiration date, vesting schedule and terms of exercise.

Awards under the Incentive Award Plan

The Incentive Award Plan provides that the plan administrator may grant or issue options, restricted shares, deferred shares, performance awards, share payments and other Common Share-related benefits, or any combination thereof, to any employee (currently 435 persons) or non-employee director (currently 5 persons) of the Company and the Operating Partnership and their subsidiaries.  Each award will be set forth in a separate agreement with the person receiving the award and will indicate the type, terms and conditions of the award.

Nonqualified Share Options (referred to as “NQSOs”) will provide for the right to purchase Common Shares at a price set by the plan administrator, which may not be less than fair market value on the date of grant and usually will become exercisable in one or more installments after the grant date, subject to the participant’s continued employment or other service with the Company or Operating Partnership and/or subject to the satisfaction of business or individual performance targets.  Since May 28, 2003, the only type of options that may be issued under the Incentive Award Plan are NQSOs (and no “incentive stock options” within the meaning of Section 422 of the Code may be awarded).

Restricted Shares (referred to as “Restricted Shares”) may be sold to participants at various prices or awarded for no consideration if permitted under applicable law and in either case made subject to such conditions and restrictions as may be determined by the plan administrator.  Typically, Restricted Shares may be repurchased at a price not to exceed the original purchase price if the conditions or restrictions are not met.  In general, Restricted Shares may not be sold or otherwise transferred until restrictions are removed or expire.  Purchasers of Restricted Shares, unlike recipients of options, will typically have voting rights and receive dividends prior to the time when the restrictions lapse.

Deferred Shares (referred to as “Deferred Shares”) may be awarded to participants subject to vesting conditions based on continued employment or other service or on performance criteria.  Like Restricted Shares, Deferred Shares may not be sold or otherwise transferred until vesting conditions are removed or expire.  Unlike Restricted Shares, however, Deferred Shares will not be issued until the Deferred Shares award has vested, and recipients of Deferred Shares generally will have no voting or dividend rights prior to the time when vesting conditions are satisfied.

Performance Awards (referred to as “Performance Awards”), the value of which is generally based upon specific performance criteria, may be awarded to participants and paid in cash or in Common Shares (including restricted Common Shares) or in a combination of both.  Following the approval of the proposed amendment to the Incentive Award Plan, Performance Awards in the form of a cash bonus which are intended to qualify as performance-based compensation as described in Section 162(m) of the Code may not exceed $2,000,000 (increased from $1,000,000) to any individual in any calendar year.

Share Payments may be authorized in the form of Common Shares or an option or other right to purchase Common Shares as part of a deferred compensation arrangement or otherwise in lieu of or in addition to all or any part of compensation, including, without limitation, salary, bonuses and commissions, that would otherwise be payable in cash to the employee or Independent Director.

Securities Law and Federal Income Taxes

The Incentive Award Plan is intended to conform to the extent necessary with all provisions of the Securities Act of 1933, as amended, and the Exchange Act and any and all regulations and rules promulgated by the SEC thereunder, including, without limitation, Rule 16b-3 under the Exchange Act.  To the extent permitted by applicable law, the Incentive Award Plan and options or other awards granted thereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

General federal tax consequences.  Under current federal laws, recipients of awards and grants of nonqualified share options, restricted shares, deferred shares, performance awards and shares payments under the Incentive Award Plan are generally not taxed at the time of grant but are taxed under Section 83 of the Code upon their receipt of cash payments or receipt of Common Shares in connection with the exercise or vesting of such awards or grants, and, subject to Section 162(m) of the Code, the Company will be entitled to an income tax deduction with respect to the amounts taxable to these recipients.  Certain types of awards under the Plan, including deferred shares, may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code.  Unless certain requirements set forth in Section 409A of the Code are complied with, participants may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% income tax (and, potentially, certain interest penalties).  To the extent applicable, the Incentive Award Plan and awards granted under the Incentive Award Plan will be interpreted to comply with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder.  To the extent determined necessary or appropriate by the Option Committee, the Incentive Award Plan and applicable award agreements may be amended to comply with Section 409A of the Code or to exempt the applicable awards from Section 409A of the Code.

Section 162(m) limitation.  In general, under Section 162(m) of the Code, income tax deductions of publicly-held corporations may be limited to the extent total compensation (including base salary, annual bonus, option exercises, share and share-based awards, and non-qualified benefits) for certain executive officers exceeds $1,000,000 in any one year.  However, under Section 162(m) of the Code, the deduction limit does not apply to certain “performance-based compensation” established by an independent compensation committee which is adequately disclosed to, and approved by, shareholders.  In particular, options will satisfy the “performance-based compensation” exception if the awards are made by a qualifying compensation committee, the plan sets the maximum number of shares that can be granted to any person within a specified period and the compensation is based solely on an increase in the share price after the grant date (that is, the option exercise price is equal to or greater than the fair market value of the shares subject to the award on the grant date).  Rights and awards granted under the Incentive Award Plan other than options will not qualify as “performance-based compensation” for purposes of Section 162(m) of the Code unless such rights and awards are granted or vest upon preestablished objective performance goals, the material terms of which are disclosed to and approved by shareholders.

Section 162(m) Performance Goals.  The Company has attempted to structure the Incentive Award Plan in such a manner that, the remuneration attributable to options and other rights and awards which meet the other requirements of Section 162(m) of the Code will not be subject to the $1,000,000 limitation.  In particular, the Incentive Award Plan provides that certain rights and awards under the Incentive Award Plan which are intended to qualify as “performance-based compensation” under Section 162(m) of the Code shall be based on one or more of the following objective business or individual criteria with respect to the Company, the Operating Partnership, or any subsidiary, division or operating unit of any of them:  (i) net income; (ii) pre-tax income; (iii) operating income; (iv) cash flow; (v) earnings per share; (vi) return on equity; (vii) return on invested capital or assets; (viii) cost reductions or savings; (ix) funds from operations; (x) appreciation in the Fair Market Value (as defined in the Incentive Award Plan) of a Common Share; (xi) total return performance on Common Shares as reported in the Company’s annual proxy statement; (xii) operating profit; (xiii) working capital; (xiv) earnings before any one or more of the following items: interest, taxes, depreciation or amortization; (xv) lease renewals; (xvi) occupancy rates; (xvii) average tenant sales per square foot; and (xviii) rental rates.  Additionally, the Incentive Award Plan provides that such criteria shall be applied only to the extent permissible with respect to such qualification under Section 162(m) of the Code.  As described above, following the approval of the proposed amendment to the Incentive Award Plan, the Incentive Award Plan states (i) that employees and officers of the Company are eligible to receive rights and awards under the Incentive Award Plan, (ii) the maximum number of shares which may be subject to rights and awards granted under the Incentive Award Plan to any individual in any calendar year, and (iii) that Performance Awards in the form of a cash bonus which are intended to qualify as “performance-based compensation” may not exceed $2,000,000 (increased from $1,000,000) to any individual in any calendar year.  The Company has not, however, requested a ruling from the IRS or an opinion of counsel regarding the applicability of Section 162(m) of the Code with respect to the Incentive Award Plan.

Other Information

The Incentive Award Plan will terminate on May 14, 2014, but any award outstanding on that date will remain outstanding in accordance with their terms.  The plan administrator also has the authority to terminate, amend or modify the plan at any time subject to certain shareholder approval requirements.

The Incentive Award Plan is not subject to any provision of the Employee Retirement Income Security Act of 1974, as amended, and is not qualified under Section 401(a) of the Code.  In connection with certain corporate transactions, recapitalizations and/or other events affecting the Common Shares, the plan administrator has authority to make equitable adjustments to the number and kind of shares subject to the Incentive Award Plan and outstanding awards, to adjust the exercise price with respect to outstanding awards, and to take other actions specified in the Incentive Award Plan that it determines appropriate to prevent dilution or enlargement of benefits under the Incentive Award Plan.

New Plan Benefits and Equity Compensation Plan Information

In general, awards under the Incentive Award Plan are made at the discretion of the Option Committee and therefore it is not possible to determine the benefits that will be received in the future by participants in the Incentive Award Plan.  However, on February 11, 2010, Steven B. Tanger was granted a Performance Award that may result in a maximum of 270,000 restricted Common Shares being issued to Mr. Tanger in 2014 (or upon a change in control, if earlier).  In order to make this award, the Board amended the Incentive Award Plan to increase the maximum number of Common Shares that may be granted to any individual in any calendar year (the “Award Limit”) from 120,000 to 360,000, subject to shareholder approval.  As a result, 150,000 of the Common Shares subject to Mr. Tanger’s Performance Award are contingent upon the approval of this Amendment to the Incentive Award Plan by the shareholders of the Company.  The following table, required by SEC rules, sets forth the dollar value and the number of shares in excess of the current Award Limit, which are the only awards that are contingent upon the approval of this Amendment to the Incentive Award Plan.

New Plan Benefits
Amendment to Incentive Award Plan
Name and Position	Dollar Value ($) (1)	Number of Units
Steven B. Tanger President and Chief Executive Officer	$2,005,500	150,000 Restricted Common Shares Issuable Pursuant to Performance Award
Frank C. Marchisello Executive Vice President, Chief Financial Officer	---	---
Lisa J. Morrison Senior Vice President, Leasing	---	---
Carrie A. Geldner Senior Vice President, Marketing	---	---
Kevin M. Dillon Senior Vice President, Development and Construction	---	---
Executive Group	---	---
Non-Executive Director Group	---	---
Non-Executive Officer Employee Group	---	---

     (1)  Amounts reflect the compensation cost to the Company of the equity awards based on the aggregate grant date fair value recognized in accordance with the provision of FASB ASC 718.  The fair value of the award is estimated on the date of grant.

Certain tables in this proxy statement under the general heading “Executive Compensation,” including the Summary Compensation Table and Grants of Plan-Based Awards Table, set forth information with respect to prior awards granted to our individual named executive officers under the Incentive Award Plan.  In addition, the Equity Compensation Plan Information Table under the general heading “Executive Compensation” provides information as of December 31, 2009, regarding the equity outstanding under our equity compensation plans, the weighted average exercise price of outstanding equity, and the number of securities remaining available for issuance.

Vote Required

Under NYSE rules, the affirmative vote of a majority of the votes cast is required to approve the amendment to the Incentive Award Plan, provided that the total votes cast on the proposal represent more than 50% of the outstanding Common Shares entitled to vote on the proposal.  In other words, the sum of votes “for” and “against” must exceed 50% of the number of outstanding Common Shares.  Abstentions and broker non-votes will not count as votes cast. Thus, if you are a beneficial owner, the failure to direct your vote will make it less likely that the total votes cast on this proposal will represent more than 50% of the outstanding Common Shares, which could impair the approval of the amendment to the Incentive Award Plan.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE AMENDMENT TO THE INCENTIVE AWARD PLAN.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance.

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of the ownership and changes in the ownership (Forms 3, 4 and 5) with the SEC and the New York Stock Exchange.  Officers, directors and beneficial owners of more than ten percent of our Common Shares are required by the SEC’s regulations to furnish us with copies of all such forms which they file.

Based solely on our review of the copies of Forms 3, 4 and 5 and the amendments thereto received by us for the year ended December 31, 2009, or written representations from certain reporting persons, we believe that no Forms 3, 4 or 5 were filed delinquently, except that Ms. Carrie Geldner filed a Form 4 to report the sale of 400 common shares one day late.

Shareholder Proposals and Nominations for the 2011 Annual Meeting of Shareholders.

Shareholder Proposals for Inclusion in the 2011 Proxy Statement

Proposals of shareholders pursuant to Rule 14a-8 of the Exchange Act intended to be presented at our Annual Meeting of Shareholders to be held in 2011 must be received by us no later than December 1, 2010.  Such proposals must comply with the requirements as to form and substance established by the SEC for such proposals in order to be included in our proxy statement. Proposals should be sent to Tanger Factory Outlet Centers, Inc., 3200 Northline Avenue, Suite 360, Greensboro, North Carolina 27408, Attn: Corporate Secretary.

Other Proposals and Shareholder Nominations for Director

Under our By-Laws, certain procedures are provided that a shareholder must follow to nominate persons for election as Directors or to propose an item of business at an Annual Meeting of Shareholders that is not intended to be included in our proxy statement pursuant to Rule 14a-8.  These procedures provide that nominations for Director and/or an item of business to be introduced at an Annual Meeting of Shareholders must be submitted in writing to the Corporate Secretary at our principal executive offices. We must receive the notice of your intention to introduce a nomination or to propose an item of business not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting.

For the 2011 Annual Meeting, such nominations or proposals must be received by our Corporate Secretary not earlier than the close of business on January 14, 2011 and not later than the close of business on February 13, 2011 in order to be considered at the Annual Meeting. If we do not receive notice during that time period, the persons named as proxies in the proxy materials relating to the 2011 Annual Meeting will use their discretion in voting the proxies when any such matters are raised at the meeting.  A shareholder’s notice to nominate a director or bring any other business before the 2011 Annual Meeting must set forth certain information specified in our By-Laws.

If the date of the 2011 Annual Meeting is more than 30 days before or more than 60 days after May 14, 2011, shareholders must submit such nominations or proposals not earlier than the close of business on the 120th day prior to the meeting and not later than the close of business on the later of the 90th day prior to the meeting or the 10th day following the date on which public announcement of the date of the meeting is first made by us. In addition, with respect to nominations for directors, if the number of directors to be elected at the 2011 Annual Meeting is increased and there is no public announcement by us naming all of the nominees for director or specifying the size of the increased Board at least 70 days prior to May 14, 2011, notice will also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to the Corporate Secretary at our principal executive offices not later than the close of business on the 10th day following the day on which such public announcement is first made by us.

Shareholder Suggestions for Director Nominations

The Nominating and Corporate Governance Committee of the Board will consider suggestions from shareholders for nominees for election as directors to be presented at the 2011 Annual Meeting.  The person proposing the nominee must be a shareholder entitled to vote at the 2011 Annual Meeting and the suggestion must be made pursuant to timely notice.  Shareholder suggestions for director nominees must be received between January 14, 2011 and February 13, 2011, and should include: (i) the nominee’s written consent to being named in the Proxy Statement as a nominee and to serve as a director if elected, (ii) the name and address of the shareholder submitting the proposal or beneficial owner on whose behalf the proposed candidate is being suggested for nomination, and (iii) the class and number of our shares owned beneficially and of record by the shareholder or beneficial owner submitting the nomination.  The Nominating and Corporate

Governance Committee will consider nominees suggested by shareholders on the same terms as nominees selected by the Nominating and Corporate Governance Committee.

Board Committee Charters, Corporate Governance Guidelines and Code of Business Conduct and Ethics.

Each of the Board’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee operate under written charters adopted by the Board.  The Board has also adopted written Corporate Governance Guidelines in accordance with listing requirements of the New York Stock Exchange and a written Code of Business Conduct and Ethics that applies to directors, management and employees of the Company.  We have made available copies of our Board Committee Charters, Corporate Governance Guidelines and Code of Business Conduct and Ethics on our website at www.tangeroutlet.com by first clicking on “INVESTOR RELATIONS” and then “CORPORATE GOVERNANCE”.  Copies of these documents may also be obtained by sending a request in writing to Tanger Factory Outlet Centers, Inc., 3200 Northline Avenue, Suite 360, Greensboro, North Carolina 27408, Attn: Corporate Secretary.

Documents Incorporated by Reference.

This Proxy Statement incorporates by reference our Incentive Award Plan, which is not presented herein or delivered herewith.  This document is available upon request without charge.  Requests may be oral or written and should be directed to Mona Walsh in our Investor Relations Department at (336) 856-6021 or to the attention of the Secretary of the Company at 3200 Northline Avenue, Suite 360, Greensboro, NC 27408.  In addition, our website is located at http://www.tangeroutlet.com. On our website you can obtain, free of charge, a copy of our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after we file such material electronically with, or furnish it to, the SEC.

Householding of Proxy Materials.

The SEC permits a single set of annual reports, proxy statements, and Notices to be sent to any household at which two or more shareholders reside, if it is believed the shareholders are members of the same family. Each shareholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing costs. A number of brokerage firms have instituted householding.  Only one copy of the Notice will be sent to certain beneficial shareholders who share a single address, unless any shareholder residing at that address gave contrary instructions.

Depending upon the practices of your broker, bank or other nominee, you may be required to contact them directly to discontinue duplicate mailings to your household.  If you wish to revoke your consent to householding, you must contact your broker, bank or other nominee.  If you hold Common Shares in your own name as a shareholder of record, householding will not apply to you. Extra copies of any annual report, proxy statement, information statement or Notice Regarding the Availability of Proxy Materials may be obtained free of charge by calling Mona Walsh in our Investor Relations Department at (336) 856-6021 or sending your request to the attention of the Secretary of the Company at 3200 Northline Avenue, Suite 360, Greensboro, NC 27408.

Other Business.

All Common Shares represented by the accompanying proxy will be voted in accordance with the proxy.  We know of no other business which will come before the meeting for action.  However, as to any such business, the persons designated as proxies will have authority to act in their discretion.

002CS-1A525

TangerOutlets

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the
two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN
THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by
1:00 a.m., Central Time, on May 14, 2010.

                                       Vote by Internet
•	Log on to the Internet and go to
        www.envisionreports.com/skt
•	Follow the steps outlined on the secured website.
                                                                                                 Vote by telephone
•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.
•	Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors:

Nominee	For	Withhold	Nominee	For	Withhold	Nominee	For	Withhold
01 - Jack Africk	☐	☐	02 - Steven B. Tanger	☐	☐	03 - William G. Benton	☐	☐
04 - Bridget Ryan Berman	☐	☐	05 - Thomas E. Robinson	☐	☐	06 - Allan L. Schuman	☐	☐
07 - Stanley K. Tanger	☐	☐						

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

TangerOutlets

Proxy – Tanger Factory Outlet Centers, Inc.

Appointment of Proxy for Annual Meeting on May 14, 2010

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of TANGER FACTORY OUTLET CENTERS, INC., a North Carolina corporation, hereby constitutes and appoints Steven B. Tanger and Frank C. Marchisello, Jr., and each of them, proxies with full power of substitution to act for the undersigned and to vote the shares which the undersigned may be entitled to vote at the Annual Meeting of the Shareholders of such corporation on May 14, 2010, and at any adjournment or adjournments thereof, as instructed on the reverse side upon the proposals which are more fully set forth in the Proxy Statement of Tanger Factory Outlet Centers, Inc. dated March 31, 2010 (receipt of which, or access to, is acknowledged) and in their discretion upon any other matters as may properly come before the meeting, including but not limited to, any proposal to adjourn or postpone the meeting. Any appointment of proxy heretofore made by the undersigned for such meeting is hereby revoked.

The shares represented hereby will be voted in accordance with the directions given in this appointment of proxy. If not otherwise directed herein, shares represented by this proxy will be voted FOR all nominees listed in Proposal 1 and FOR Proposals 2 and 3.

PLEASE SIGN, DATE AND MAIL PROMPTLY IN THE POSTAGE-PAID ENVELOPE ENCLOSED.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE.